Filed pursuant to Rule 424(b)(2)
Registration No. 333-51772
Prospectus supplement
To prospectus dated December 21, 2000

Transkaryotic Therapies, Inc.

$90,000,000

1.25% Senior Convertible Notes due 2011

We will pay interest on the notes on May 15 and November 15 of each year, beginning on November 15, 2004. The notes will mature on May 15, 2011.

Holders may convert the notes into shares of our common stock at an initial conversion rate of 54.0972 shares of our common stock per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $18.49 per share of common stock, prior to the close of business on May 14, 2011. The conversion rate will be subject to adjustment upon the occurrence of specified events.

At any time on or after May 20, 2007 and before May 20, 2009, we may redeem all or part of the notes for cash at a price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date if our closing price of our common stock exceeds 145% of the conversion price for 20 trading days within a period of 30 consecutive trading days ending the trading day prior to the date we mail the redemption notice. See “Description of notes — Provisional redemption.”

On or after May 20, 2009, we may redeem all or part of the notes for cash at a price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

Holders may require us to repurchase all or a portion of their notes, subject to specified exceptions, upon the occurrence of a fundamental change specified in this prospectus supplement at 100% of the principal amount of the notes plus accrued and unpaid interest to, but excluding, the repurchase date.

The notes will be our general unsecured obligations and will rank equally with our other existing and future senior indebtedness. The notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

Our common stock is listed on the Nasdaq National Market under the symbol “TKTX.” On April 28, 2004, the reported last bid price of our common stock on the Nasdaq National Market was $15.09 per share.

			Proceeds, before expenses,
	Public offering price	Underwriting discount	to Transkaryotic Therapies

Per note	100.00%	3.00%	97.00%
Total	$90,000,000	$2,700,000	$87,300,000

We have granted the underwriters an overallotment option to purchase, within 30 days of the original issue date of the notes, up to an additional $10,000,000 principal amount of notes.

Investing in these notes involves risks. See “Risk factors” beginning on page S-9 of this prospectus supplement and beginning on page 2 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect to deliver the notes to purchasers in book-entry form through the facilities of The Depository Trust Company on or about May 4, 2004.

Sole book-running manager JPMorgan	Joint lead manager SG Cowen & Co.

Pacific Growth Equities, LLC	RBC Capital Markets

April 28, 2004

You should read this prospectus supplement along with the accompanying prospectus carefully before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the notes offered in this offering and the prospectus contains information about our securities generally. This prospectus supplement may add, update or change information in the prospectus.

You should rely only on information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in the accompanying prospectus. We and the underwriters have not authorized anyone to provide you with information that is different. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement or the prospectus or that any document that we incorporated by reference in the accompanying prospectus is accurate as of any date other than its filing date.

You should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

Prospectus supplement summary

This summary highlights selected information about us and this offering. This information is not complete and does not contain all the information you should consider before investing in the securities offered pursuant to this prospectus supplement and the accompanying prospectus. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk factors” contained in this prospectus supplement and the financial statements and the other information that we have incorporated by reference in the accompanying prospectus, before making an investment decision. Unless the context otherwise requires, references in this prospectus to “Transkaryotic Therapies,” “we,” “us,” and “our” refer to Transkaryotic Therapies, Inc. and its subsidiaries.

Transkaryotic Therapies, Inc.

We are a biopharmaceutical company researching, developing and commercializing therapeutics, primarily for the treatment of rare genetic diseases caused by protein deficiencies. We have approval to market and sell Replagal, our enzyme replacement therapy for the long-term treatment of patients with Fabry disease, in 28 countries outside of the United States. We recorded $17.4 million of product sales of Replagal in the three months ended March 31, 2004 and $57.2 million of product sales of Replagal in 2003, principally from sales in Europe.

In March 2004, we regained from Aventis Pharmaceuticals, Inc. exclusive rights outside of the United States to Dynepo, a fully human erythropoietin product, which is approved in the European Union for the treatment of anemia associated with kidney disease. We jointly developed Dynepo with Aventis using our gene activation technology. Subject to the establishment of manufacturing capabilities for Dynepo outside of the United States and sales and marketing capabilities for Dynepo in the European Union, as described below, we expect to offer Dynepo for commercial sale in the European Union beginning in late 2005 or in early 2006.

Our two most advanced active clinical programs are iduronate-2-sulfatase, or I2S, our enzyme replacement therapy for the treatment of Hunter syndrome, and Gene-Activated glucocerebrosidase, or GA-GCB, our enzyme replacement therapy for the treatment of Gaucher disease.

• I2S. In September 2003, we began enrolling patients in a randomized, double-blind, placebo-controlled, phase III clinical trial to evaluate the effect of I2S over 12 months in patients with Hunter syndrome. We completed enrollment in this pivotal clinical trial in early March 2004. This pivotal clinical trial involves the evaluation of I2S in 96 patients with Hunter syndrome at nine sites around the world. We expect top-line results from this study in the second quarter of 2005. If the results of this trial are positive, we expect to submit applications for marketing approval of I2S in the United States and in the European Union in the second half of 2005.

• GA-GCB. In December 2003, we submitted an investigational new drug application, or IND, to the U.S. Food and Drug Administration, or FDA, to commence human clinical trials of GA-GCB. This IND became effective in January 2004. In April 2004, we initiated a phase I/II clinical trial to evaluate the safety and clinical activity of GA-GCB. In this clinical trial, we plan to evaluate GA-GCB in 12 patients with Gaucher disease who will receive treatment for nine months. We expect to complete this phase I/II trial in 2005. We are currently evaluating out-licensing opportunities for GA-GCB.

Recent developments

Our rights to Dynepo

      On March 26, 2004, we amended our license agreement with Aventis relating to Dynepo. Under the amended agreement, we regained exclusive rights to make, use and sell Dynepo outside of the United States and licensed from Aventis the Dynepo trademark. Under the amended agreement, we agreed to pay Aventis a single-digit royalty on our net sales of Dynepo outside of the United States. Our royalty obligation expires, on a country-by-country basis, on the later of the date 10 years after the first commercial sale of Dynepo in such country and the date of expiration of the last to expire of the patents covering Dynepo in such country.

      Under the amended agreement, Aventis retained its exclusive right to make, use and sell Dynepo in the United States and is obligated to pay us a low double-digit royalty on its net sales of Dynepo in the United States. Aventis has also agreed to pay us $8 million upon the achievement of a specified U.S. commercial milestone. We have granted to Aventis a one-year right of first refusal to purchase or license any of our gene therapy programs that we determine to sell or license.

      Before we can market and sell Dynepo in the European Union, we will need to establish manufacturing capabilities for Dynepo outside of the United States and sales and marketing capabilities for Dynepo in the European Union. Specifically, we will need to enter into arrangements with contract manufacturers, work with the contract manufacturers to set up and validate manufacturing processes and obtain the approval from the European Commission of an amendment to the approved marketing authorization application, or MAA, for Dynepo reflecting the new manufacturing sites. We intend to commercialize Dynepo by either expanding our existing sales and marketing infrastructure in Europe or entering into arrangements with third parties for sales and marketing of Dynepo.

      We and Aventis have been involved in patent infringement actions with respect to Dynepo, which are described under “Risk factors — We are a party to litigation with Kirin-Amgen, Inc. and Amgen Inc. involving Dynepo which could preclude us from manufacturing or selling Dynepo in the United Kingdom and the United States.” Under the amended agreement, Aventis retained the right to control the litigation in the United States and agreed to assume responsibility for 100% of the litigation costs incurred with respect to both the United States litigation and the litigation in the United Kingdom prior to March 26, 2004. Aventis will pay all U.S. litigation expenses incurred from and after March 26, 2004, but we are required to reimburse Aventis for 50% of these litigation costs. Aventis is entitled to deduct up to 50% of any royalties that Aventis may otherwise owe us with respect to the sale of Dynepo until Aventis has recouped the full amount of our share of the U.S. litigation costs. We have the right to control the U.K. litigation and are responsible for all litigation costs incurred with respect to such litigation from and after March 26, 2004.

Corporate information

      We were incorporated in Delaware in 1988. Our executive offices are located at 700 Main Street, Cambridge, Massachusetts 02139. Our telephone number is (617) 349-0200, and our Internet address is www.tktx.com. We have not incorporated by reference into this prospectus supplement or the accompanying prospectus the information on our Internet website and you should not consider the information on our Internet website to be part of this prospectus supplement or the accompanying prospectus. Our website address is included in this prospectus supplement as an inactive textual reference only.

      Gene-Activated® and TKT® are our registered trademarks and ReplagalTM is one of our other trademarks. DynepoTM is a trademark of Aventis. Other trademarks appearing in this prospectus supplement are the property of their respective owners.

The offering

The following summary contains basic information about the notes being offered hereby and is not intended to be complete. It does not contain all the information that is important to you. For a more complete description, see “Description of Notes” in this prospectus supplement.

Issuer	Transkaryotic Therapies, Inc., a Delaware corporation.

Notes offered	$90 million aggregate principal amount of 1.25% Convertible Senior Notes due 2011. We have also granted the underwriters an overallotment option to purchase up to an additional $10 million aggregate principal amount of notes.

Ranking	The notes will be our general unsecured obligations and will rank equally in right of payment to any senior indebtedness, junior to any secured indebtedness to the extent of the assets securing such indebtedness and senior to any subordinated indebtedness. As of March 31, 2004, we had no outstanding indebtedness, excluding trade payables and accrued liabilities. The notes will be structurally subordinated to all liabilities of our subsidiaries. As of March 31, 2004, our subsidiaries had no outstanding indebtedness, excluding trade payables and accrued liabilities. The indenture governing the notes does not limit the amount of debt that we or any of our subsidiaries may incur.

Maturity date	May 15, 2011, unless earlier converted, redeemed or repurchased.

Interest payment	1.25% per year on the principal amount, payable semi-annually in arrears on May 15 and November 15 of each year, beginning November 15, 2004.

Conversion rights	Holders may convert their notes at any time into shares of our common stock at an initial conversion rate of 54.0972 shares of our common stock per $1,000 principal amount of notes, or approximately $18.49 per share, subject to adjustment, prior to the close of business on May 14, 2011.

Adjustment of conversion rate	We will adjust the conversion rate of the notes if any of the following events occur:

• we issue common stock as a dividend or distribution on our common stock or we effect a stock split or stock combination;

• we issue certain rights or warrants to all or substantially all holders of our common stock;

• we distribute shares of our capital stock, evidences of indebtedness or assets to all or substantially all holders of our common stock;

• we make distributions consisting of cash to all or substantially all holders of our common stock; or

• we or one of our subsidiaries makes purchases of our common stock pursuant to a tender offer or exchange offer for our common stock.

Sinking fund	None.

Provisional redemption	We may redeem for cash all or part of the notes at any time on or after May 20, 2007 and before May 20, 2009 at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, if the closing price of our common stock exceeds 145% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date on which we mail the redemption notice. The notice date must be at least 20 days but not more than 60 days prior to the redemption date.

Redemption of notes at our option	On or after May 20, 2009, we may redeem for cash all or part of the notes, upon not less than 30 nor more than 60 days’ notice before the redemption date by mail to the trustee, the paying agent and each holder of notes, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

Fundamental change	If we undergo a fundamental change, as described in this prospectus supplement, except in some circumstances, you will have the option to require us to repurchase all or a part of your notes at 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date. Upon a fundamental change, we may pay the repurchase price in cash or, in certain circumstances, we may choose to pay the repurchase price in shares of our common stock or, if applicable, the common stock of the surviving corporation, or a combination of cash and shares of the applicable common stock. See “Description of notes—Repurchase of the notes at the option of holders upon a fundamental change” for more information about your repurchase rights.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $87.0 million, after deducting the underwriters’ discount and commissions and estimated expenses, assuming no exercise of the underwriters’ overallotment option. We plan to use the net proceeds from this offering to fund our research and product development activities and for other general corporate purposes, including our expected purchase of the holdings of the minority stockholders of our majority-owned subsidiary in Europe.

Form and denomination	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depositary Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances. The notes will be issued in minimum denominations of $1,000 principal amount and any integral multiple of $1,000.

Further issues	We may from time to time, without notice to, or the consent of, the registered holders of the notes, create and issue additional debt securities having the same terms as and ranking equally and ratably with the notes in all respects.

Trading	The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

Nasdaq symbol for common stock	TKTX

Risk factors	Investment in the notes involves risk. You should carefully consider the information under “Risk factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the notes.

Summary historical financial data

The following summary historical condensed consolidated financial data are derived from our consolidated financial statements. Our historical financial data as of and for the interim periods presented below have been prepared on the same basis as the data contained in our consolidated financial statements prepared on an annual basis and, in the opinion of our management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations as of these dates and for these periods. The results of the interim periods are not necessarily indicative of the results to be expected in the future. All of the data should be read in conjunction with the consolidated financial statements, related notes, and other financial information, including our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our annual report on Form 10-K for the year ended December 31, 2003, and in conjunction with our financial results for the three months ended March 31, 2004 included in our current report on Form 8-K dated April 27, 2004, which reports are incorporated by reference in the accompanying prospectus. We have not yet filed with the SEC condensed consolidated financial statements reflecting our financial results for the three months ended March 31, 2004.

	Three months ended
	March 31,		Year ended December 31,

(in thousands, except per share amounts)	2004	2003	2003	2002	2001

Statement of Operations Data (unaudited):
Revenues	$17,434	$12,183	$58,889	$36,500	$6,188
Cost of goods sold	2,236	3,501	12,484	10,511	185
Research and development expenses	19,837	20,982	74,062	81,309	65,921
Intellectual property license expense	–	1,350	1,350	34,660	–
Restructuring charges	861	3,602	12,461	–	–
Impairment charge	–	–	–	16,069	–
Net loss	$(14,151)	$(25,945)	$(75,234)	$(129,762)	$(70,243)
Basic and diluted net loss per share	$(0.41)	$(0.75)	$(2.18)	$(3.75)	$(2.78)
Shares used in computing basic and diluted net loss per share	34,612	34,550	34,559	34,616	25,228

	March 31, 2004

		As
(in thousands)	Actual	adjusted

Balance Sheet Data (unaudited):
Cash and marketable securities	$164,634	$251,634
Other current assets	44,381	44,381
Property and equipment, net	64,644	64,644
Other assets	1,972	4,972
Total assets	275,631	365,631
Long-term obligations	8,860	98,860
Total stockholders’ equity	241,881	241,881

The preceding table sets forth our balance sheet data as of March 31, 2004:

• on an actual basis; and

•	on an as adjusted basis giving effect to the sale of the notes offered hereby and the estimated net proceeds from this offering of $87.0 million, assuming the underwriters’ overallotment option is not exercised.

Ratio of earnings to fixed charges

We have not recorded any earnings for any of the periods in the table below and therefore have no earnings to cover fixed charges. Fixed charges consist of interest expense, a portion of rental expense that we believe to be representative of interest and, in the years ended December 31, 1999 and 2000, capitalized interest charges. The following table discloses our dollar coverage deficiency. The ratio of earnings to fixed charges is not disclosed because it is a negative number in all periods presented.

	Three months ended
	March 31,		Year ended December 31,

(in thousands)	2004	2003	2003	2002	2001	2000	1999

Deficiency of earnings to cover fixed charges	$(14,151)	$(25,945)	$(75,234)	$(129,762)	$(70,243)	$(52,063)	$(44,866)

Risk factors

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below in addition to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before purchasing the securities offered pursuant to this prospectus supplement and the accompanying prospectus. If any of the following risks actually occurs, our business, financial condition or results of operations would likely suffer, possibly materially. In that case, the trading price of our notes and our underlying common stock could fall, and you could lose all or part of the money you paid to purchase the securities offered pursuant to this prospectus supplement and the accompanying prospectus.

Financing risks

We have not been profitable and expect to continue to incur substantial losses.

We have experienced significant operating losses since our inception in 1988. As of March 31, 2004, our accumulated deficit was $454.8 million. We had net losses of $14.2 million in the three months ended March 31, 2004, $75.2 million in 2003, $129.8 million in 2002 and $70.2 million in 2001.

We expect that we will continue to incur substantial losses and that, until we have substantial product sales, our cumulative losses will continue to increase. We recorded $17.4 million in product sales in the three months ended March 31, 2004, $57.2 million in product sales in 2003 and $34.7 million in product sales in 2002. We expect that the losses that we incur will fluctuate from quarter to quarter and that these fluctuations may be substantial.

We may need additional financing, which may be difficult to obtain. If we do not obtain additional financing, our business, results of operations and financial condition may be adversely affected.

Our cash requirements for operating activities, financing activities and investment activities have historically exceeded our internally generated funds. We expect that our cash requirements for such activities will continue to exceed our internally generated funds until we are able to generate substantial product sales.

We expect that our existing capital resources, together with the net proceeds from this offering, anticipated proceeds from collections on existing accounts receivable, anticipated future product sales and margins on such sales, anticipated cash payments under collaborative agreements, and interest income, will be sufficient to fund our operations into 2006 and to fund our expected purchase of the minority stockholders’ interest in our majority-owned subsidiary in Europe, TKT Europe-5S AB, for between $55 million and $65 million. However, our existing capital resources, the net proceeds from this offering, and our other anticipated sources of capital may not provide adequate funds to satisfy our capital requirements. Our future capital requirements will depend on many factors, including the following:

• the timing and amount of Replagal product sales, as well as the cash collections on receivables;

• continued progress in our research and development programs, particularly with respect to I2S and GA-GCB;

• our ability to commence the manufacturing of Dynepo on a timely and cost-effective basis and the timing and commercial success of the launch of Dynepo in the European Union;

• the scope and results of our clinical trials;

• the timing of, and the costs involved in, obtaining regulatory approvals;

• the cost of expansion of our internal manufacturing facilities;

• the inherent variability of product yields in biological manufacturing activities;

• fluctuations in foreign exchange rates for sales denominated in currencies other than the United States dollar;

• the quality and timeliness of the performance of third party suppliers;

• the cost of commercialization activities, including product marketing, sales and distribution;

• the costs involved in preparing, filing, prosecuting, maintaining, and enforcing patent claims and other patent-related costs, including litigation costs and the results of such litigation;

• the outcome of pending purported class action and other related, or potentially related, actions and the litigation costs with respect to such actions;

• the timing and cost of our purchase of the minority interest in TKT Europe;

• the outcome of the SEC investigation referred to below; and

• our ability to establish and maintain collaborative arrangements.

Because we expect to incur substantial operating losses in the future, we may need to seek additional funding for our operations. We may do so through collaborative arrangements and public or private debt or equity financings. Additional financing may not be available to us on acceptable terms, if at all. If we do not obtain additional financing, our financial condition may be adversely affected.

If we raise additional funds by issuing equity securities, further dilution to our then existing stockholders will result. If we raise additional funds by issuing debt securities, our total indebtedness will increase and we may subject ourselves to covenants that limit or restrict our ability to take specified actions, such as incurring additional debt or making capital expenditures. In addition, the terms of the financing may adversely affect the holdings or the rights of our stockholders. If we are unable to obtain funding on a timely basis, we may be required to significantly curtail one or more of our research or development programs or some of our commercialization activities. We also could be required to seek funds through arrangements with collaborators or others that may require us to relinquish rights to certain of our technologies, product candidates, or products which we would otherwise pursue on our own.

Development, clinical and regulatory risks

If our clinical trials are not successful, we may not be able to develop and commercialize our products, including I2S.

In order to obtain regulatory approvals for the commercial sale of our potential products, we and our collaborators will be required to complete extensive clinical trials in humans to demonstrate the safety and efficacy of our products. However, we may not be able to commence or complete these clinical trials in any specified time period, or at all, either because the FDA or other regulatory agencies object, because we are unable to attract or retain clinical trial participants, or for other reasons. Even if we complete a clinical trial of one of our potential products, the data collected from the clinical trial may not indicate that our product is safe or effective to the extent required by the FDA, the European Commission, or other regulatory agencies to approve the potential product.

For example, in November 2002, the FDA indicated to us that the data for Replagal that we submitted in connection with our biologics license application, or BLA, was not adequate for approval, and in January 2003, the FDA’s Endocrinologic & Metabolic Drugs Advisory Committee concluded that our clinical data did not provide substantial evidence of efficacy. In January 2004, we withdrew our BLA for Replagal.

The results from preclinical testing of a product that is under development may not be predictive of results that will be obtained in human clinical trials. In addition, the results of early human clinical trials may not be predictive of results that will be obtained in larger scale, advanced-stage clinical trials. Furthermore, we, one of our collaborators, or a regulatory agency with jurisdiction over the trials may suspend clinical trials at any time if the patients participating in such trials are being exposed to unacceptable health risks, or for other reasons.

The timing of completion of clinical trials is dependent in part upon the rate of enrollment of patients. Patient accrual is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study, the existence of competitive clinical trials, and the availability of alternative treatments. Delays in planned patient enrollment may result in increased costs and prolonged clinical development. In addition, patients may withdraw from a clinical trial for a variety of reasons. If we fail to accrue and maintain the number of patients into one of our clinical trials for which the clinical trial was designed, the statistical power of that clinical trial may be reduced which would make it harder to demonstrate that the products being tested in such clinical trial are safe and effective.

Regulatory authorities, clinical investigators, institutional review boards, data safety monitoring boards and the hospitals at which our clinical trials are conducted all have the power to stop our clinical trials prior to completion. If our studies are not completed, we would be unable to show the safety and efficacy required to obtain marketing authorization for our products.

We may not be able to obtain marketing approvals for our products, which would materially impair our ability to generate revenue.

We are not able to market any of our products in the United States, Europe or in any other jurisdiction without marketing approval from the FDA, the European Commission, or any equivalent foreign regulatory agency. The regulatory process to obtain marketing approval for a new drug or biologic takes many years and requires the expenditure of substantial resources. This process can vary substantially based on the type, complexity, novelty and indication of the product candidate involved.

In August 2001, the European Commission granted marketing authorization of Replagal in the European Union, approximately one year after we submitted our MAA to the European Agency for the Evaluation of Medicinal Products, or EMEA, and approximately five years after we filed our IND with the FDA. The FDA never approved Replagal in the United States and, in January 2004, we withdrew our BLA for Replagal. We are continuing to seek marketing approval for Replagal in a number of other countries in the world. However, we may not obtain approvals in one or more of these countries.

We are currently conducting a pivotal clinical trial of I2S in 96 patients with Hunter syndrome at nine sites around the world. If the results are positive, we expect to submit applications for marketing approval in the United States and in the European Union in the second half of 2005. However, even if we submit such applications, the FDA, the European Commission and other regulatory agencies to which we submit applications may not agree that our product is safe and effective and may not approve our product.

Although the European Commission has granted marketing approval of Dynepo in the European Union, Dynepo has not been approved in the United States. In 2000, Aventis submitted a BLA to the FDA seeking marketing authorization for Dynepo in the United States. The FDA did not accept the BLA for filing, and requested that Aventis provide additional manufacturing data. Aventis has not yet submitted the requested additional data to the FDA, and we cannot predict whether or when Aventis will do so.

There can be no assurance as to whether or when any of our applications for marketing authorization relating to any of our products, including Replagal, I2S, and Dynepo, or additional applications for marketing authorization that we may make in the future as to these or other products, will be approved by the relevant regulatory authorities. Among other things, we have had only limited experience in preparing applications and obtaining regulatory approvals. If approval is granted, it may be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for costly post-marketing testing and surveillance to monitor safety or efficacy of the product. For example, there are conditions associated with our European Union approval of Replagal, including an obligation to conduct additional clinical trials and an obligation to submit an annual assessment of Replagal for review by the Committee for Proprietary Medicinal Products, or CPMP. If we do not complete these clinical trials on a timely basis or the results of these trials are not satisfactory to the CPMP, the European Commission may withdraw or suspend our Replagal approval. If approval of an application to market a product is not granted on a timely basis or at all, or we are unable to maintain our approval, our business may be materially harmed.

We may not be able to obtain orphan drug exclusivity for our products for the treatment of rare genetic diseases. If our competitors are able to obtain orphan drug exclusivity for their products, we may not be able to have our competitive products approved by the applicable regulatory authority for a significant period of time.

Some jurisdictions, including the European Union and the United States, may designate drugs for relatively small patient populations as “orphan drugs.” Orphan drug designation must be requested before submitting an application for marketing authorization. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process, but does make the product eligible for orphan drug exclusivity and, in the United States, certain tax credits. Generally, if a product with an orphan drug designation subsequently receives the first marketing approval for the indication for which it has such designation, the product is entitled to orphan drug exclusivity. Orphan drug exclusivity means that another application to market the same drug for the same indication may not be approved for a period of up to 10 years in the European Union, and for a period of seven years in the United States, except in limited circumstances set forth in the U.S. Food, Drug and Cosmetic Act and its implementing regulations, which we refer to as the FDA law. Obtaining orphan drug designations and orphan drug exclusivity for our products for the treatment of rare genetic diseases may be critical to the success of these products. Our competitors may obtain orphan drug exclusivity for products competitive with our products before we do as Genzyme Corporation did with its Fabrazyme product in the United States, as discussed below. Even if we obtain orphan drug exclusivity for any of our potential products, we may not be able to maintain it. For example, if a competitive product is shown to be clinically superior to our product, any orphan drug exclusivity we have obtained will not block the approval of such competitive product.

In August 2001, the European Commission granted marketing authorization of Replagal in the European Union. The European Commission also granted marketing authorization of Genzyme Corporation’s Fabrazyme product in the European Union in August 2001. In connection with these approvals, the European Commission granted Replagal and Fabrazyme co-exclusive orphan drug status in the European Union for up to 10 years.

In April 2003, Genzyme received marketing authorization in the United States for Fabrazyme. Because Fabrazyme had received orphan drug designation in the United States, upon its marketing approval, Fabrazyme received orphan drug exclusivity. Because Fabrazyme received marketing approval in the United States before Replagal and received orphan drug exclusivity, the FDA may not approve Replagal and Replagal will be excluded from the United States market for seven years, until April 2010, unless we receive approval to market and sell Replagal in the United States and we can demonstrate that Replagal satisfies the limited criteria for exceptions set forth in the FDA law. In January 2004, we withdrew our BLA for Replagal. We will not be able to market Replagal in the United States unless we resubmit, and obtain the FDA’s approval of, our BLA for Replagal.

In November 2001, our I2S product for the treatment of Hunter syndrome was designated an orphan drug in the United States and in the European Union. If our I2S product is the first such product to receive marketing approval for Hunter syndrome, then our I2S product will be entitled to orphan drug exclusivity and no other application to market the same drug for the same indication may be approved, except in limited circumstances, for a period of up to 10 years in the European Union and for a period of seven years in the United States. If we are not able to maintain this orphan drug exclusivity, our business may be adversely affected.

If we fail to comply with the extensive regulatory requirements to which we and our products are subject, our products could be subject to restrictions or withdrawal from the market and we could be subject to penalties.

The testing, manufacturing, labeling, advertising, promotion, export, and marketing, among other things, of our products, both before and after approval, are subject to extensive regulation by governmental authorities in the United States, Europe and elsewhere throughout the world. Failure to comply with the law administered by the FDA, the EMEA, or other governmental authorities could result in any of the following:

• delay in approving or refusal to approve a product;

• product recall or seizure;

• interruption of production;

• operating restrictions;

• warning letters;

• injunctions;

• criminal prosecutions; and

• unanticipated expenditures.

For example, the European Commission approved Replagal under “exceptional circumstances.” Approval under exceptional circumstances means that the European Commission accepted less-than-complete clinical data because it determined that it would be impractical or unethical for the drug sponsor to carry out full-scale pivotal clinical trials. The European Commission imposes specific obligations on the drug sponsor when granting such approvals. These obligations form part of the formal marketing authorization issued by the European Commission and are reviewed by the CPMP at the intervals specified, minimally on an annual basis. The annual review includes a reassessment of the overall benefit/risk ratio of the product. If the drug sponsor does not fulfill the specific obligations imposed in connection with approval, the European Commission may vary, suspend or withdraw the marketing authorization for the product. The European Commission required us as part of its post-approval requirements for Replagal to conduct additional clinical trials of Replagal. If we do not complete these clinical trials on a timely basis, the results of these studies are not satisfactory to the CPMP or we otherwise fail to comply with the conditions imposed on us pursuant to the approval under exceptional circumstances, the European Commission could withdraw or suspend its approval of Replagal. Because Replagal is currently our only commercial product, the withdrawal or suspension of the European Commission’s approval of Replagal could materially adversely affect our business, results of operations and financial condition.

We are required to maintain pharmacovigilance systems for collecting and reporting information concerning suspected adverse reactions to our products. In response to pharmacovigilance reports, regulatory authorities may initiate proceedings to revise the prescribing information for our products or to suspend or revoke our marketing authorizations. Procedural safeguards are often limited, and marketing authorizations can be suspended with little or no advance notice.

Both before and after approval of a product, quality control and manufacturing procedures must conform to current good manufacturing practice regulations, or GMP. Regulatory authorities, including the EMEA and the FDA, periodically inspect manufacturing facilities to assess compliance with GMP. Accordingly, we and our contract manufacturers will need to continue to expend time, monies, and effort in the area of production and quality control to maintain GMP compliance.

In addition to regulations adopted by the EMEA, the FDA, and other foreign regulatory authorities, we are also subject to regulation under the Occupational Safety and Health Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, and other federal, state, and local regulations.

If we fail to obtain marketing authorizations in a timely manner, our costs associated with clinical trials will increase.

After completion of a clinical trial designed to show safety or effectiveness, we often enroll patients taking our products in maintenance clinical trials in which these patients continue to receive treatment with our products pending approval for marketing authorization in the relevant jurisdiction. We receive no payments for such treatment. The costs associated with maintaining open-ended maintenance clinical trials can be significant. If we fail to obtain marketing authorizations in a timely manner for the product being tested in such trials, our costs associated with these maintenance clinical trials will increase and we may continue to supply the product for use in clinical trials without remuneration to us.

Our research and development efforts may not result in products appropriate for testing in human clinical trials.

We expend significant resources on research and development and preclinical studies of product candidates. However, these efforts may not result in the development of products appropriate for testing in human clinical trials. For example, our research may result in product candidates that are not expected to be effective in treating diseases or may reveal safety concerns with respect to product candidates. We may postpone or terminate research and development of a product candidate or a program at any time for any reason such as the safety or effectiveness of the potential product, allocation of resources or unavailability of qualified research and development personnel.

Adverse events in the field of gene therapy may impair our ability to enter into collaborative arrangements for our gene therapy programs.

In connection with our restructuring in the first quarter of 2003, we terminated internal development of our gene therapy programs and now are seeking collaborators with which to continue to develop these programs. Adverse events in the field of gene therapy, although not occurring in our clinical trials, may impair our ability to generate value from our gene therapy programs or to enter into collaborations for our programs. In particular, in November 1999, a patient with a rare metabolic disorder died in a gene therapy trial conducted at the University of Pennsylvania. In addition, in October 2002, a French boy developed a leukemia-like disease nearly three years after participating in a gene therapy study as a baby. As a result of these and other events, a number of gene therapy clinical trials have been terminated or suspended in the United States and in other countries, and regulatory authorities have grown increasingly concerned about the safety of gene therapy.

Litigation and intellectual property risks

We are a party to litigation with Kirin-Amgen, Inc. and Amgen Inc. involving Dynepo which could preclude us from manufacturing or selling Dynepo in the United Kingdom and the United States.

In July 1999, we commenced legal proceedings with Aventis in the United Kingdom against Kirin-Amgen, which sought a declaration that a U.K. patent held by Kirin-Amgen will not be infringed by our activities relating to Dynepo and that certain claims of Kirin-Amgen’s U.K. patent are invalid. In April 2001, the High Court of Justice in the United Kingdom ruled that Dynepo infringed one of four claims of the patent asserted by Kirin-Amgen. In July 2002, the Court of Appeals in the United Kingdom reversed the High Court of Justice and ruled that Dynepo did not infringe Kirin-Amgen’s patent. Kirin-Amgen petitioned the House of Lords to hear an appeal from the decision of the Court of Appeals. The House of Lords agreed to hear this appeal during the summer of 2004. Although Kirin-Amgen’s U.K. patent expires in December 2004, if Kirin-Amgen’s appeal to the House of Lords is successful, Kirin-Amgen will have the right to seek a post-expiry injunction against Aventis and us to preclude us from manufacturing or selling Dynepo in the United Kingdom for a period of time after the U.K. patent expires equal to the period during which Kirin-Amgen alleges that we and Aventis infringed the U.K. patent.

In addition, in April 1997, Amgen commenced a patent infringement action against us and Aventis in the United States District Court of Massachusetts. In January 2001, the United States District Court of Massachusetts concluded that Dynepo infringed eight of the 18 claims of five patents that Amgen had asserted. Amgen did not seek and was not awarded monetary damages.

In January 2003, the United States Court of Appeals for the Federal Circuit issued a decision affirming in part and reversing in part the decision of the United States District Court of Massachusetts and remanded the action to the United States District Court of Massachusetts for further proceedings. In particular, the United States Court of Appeals for the Federal Circuit:

• upheld the United States District Court of Massachusetts’ determination of invalidity of one of Amgen’s patents;

• upheld the United States District Court of Massachusetts’ determination that some claims of two other Amgen patents were infringed, but vacated the United States District Court of Massachusetts’ determination that those patents were not invalid; and

• vacated the United States District Court of Massachusetts’ determination that Dynepo infringed some claims of the two remaining Amgen patents, and vacated the United States District Court of Massachusetts’ determination that one of these patents was not invalid.

As part of the United States Court of Appeals for the Federal Circuit’s ruling, it remanded the case to the United States District Court of Massachusetts and instructed it to reconsider the validity of Amgen’s patents in light of potentially invalidating prior art. The United States District Court of Massachusetts has concluded the remand proceedings and heard oral argument on some of these issues in July 2003. We expect that the United States District Court of Massachusetts will enter a decision on the remanded issues at some point during the first half of 2004. The United States District Court of Massachusetts also recently issued a decision upholding its earlier findings that Amgen successfully rebutted the presumption of prosecution history estoppel with respect to certain of its patents, and therefore, that we and Aventis infringe such patents in light of recent Supreme Court precedents. On remand, we and Aventis presented affirmative defenses with respect to such patents. We, Amgen and Aventis all have the right to appeal the decision of the United States District Court of Massachusetts to the United States Court of Appeals for the Federal Circuit.

We can provide no assurance as to the outcome of either litigation. If we and Aventis are not successful in the Dynepo litigation, we and Aventis would be precluded from making, using and selling Dynepo in the United States and/or in the United Kingdom, as applicable. We are required to reimburse Aventis, which controls the U.S. litigation and is paying the U.S. litigation expenses, for 50% of the expenses incurred in connection with the U.S. litigation from and after March 26, 2004. Aventis is entitled to deduct up to 50% of any royalties that Aventis may otherwise owe us with respect to the sale of Dynepo until Aventis has recouped the full amount of our share of the U.S. litigation expenses. We have the right to control the U.K. litigation and any other litigation that might arise outside of the United States and are responsible for all litigation expenses incurred in connection with such litigation from and after March 26, 2004.

We are a party to a shareholder lawsuit and a derivative action regarding the adequacy of our public disclosure which could have a material adverse affect on our business, results of operations and financial condition.

In January and February 2003, various parties filed purported class action lawsuits against us and Richard Selden, our former Chief Executive Officer, in the United States District Court for the District of Massachusetts. The complaints generally allege securities fraud during the period from January 2001 through January 2003. Each of the complaints asserts claims under Section 10(b) of the Securities Exchange Act of 1934, Rule 10b-5 promulgated thereunder, and Section 20(a) of the Exchange Act, and alleges that we and our officers made false and misleading statements and failed to disclose material information concerning the status and progress for obtaining United States marketing approval of our Replagal product to treat Fabry disease during that period.

In March 2003, various plaintiffs filed motions to consolidate, to appoint lead plaintiff, and to approve plaintiff’s selections of lead plaintiffs’ counsel. In April 2003, various plaintiffs filed a Joint Stipulation and Proposed Order of Lead Plaintiff Applicants to Consolidate Actions, To Appoint Lead Plaintiffs and to Approve Lead Plaintiffs’ Selection of Lead Counsel, Executive Committee and Liaison Counsel. In April 2003, the Court endorsed the Proposed Order, thereby consolidating the various matters under one matter: In re Transkaryotic Therapies, Inc., Securities Litigation, C.A. No. 03-10165-RWZ.

In July 2003, the plaintiffs filed a Consolidated and Amended Class Action Complaint, which we refer to as the Amended Complaint, against us; Dr. Selden; Daniel Geffken, our former Chief Financial Officer; Walter Gilbert, Jonathan S. Leff, Rodman W. Moorhead, III, and Wayne P. Yetter, members of our board of directors; William R. Miller and James E. Thomas, former members of our board of directors; and SG Cowen Securities Corporation, Deutsche Bank Securities Inc., Pacific Growth Equities, Inc. and Leerink Swann & Company, underwriters of our common stock in prior public offerings.

The Amended Complaint alleges securities fraud during the period from January 4, 2001 through January 10, 2003. The Amended Complaint alleges that the defendants made false and misleading statements and failed to disclose material information concerning the status and progress for obtaining United States marketing approval of Replagal during that period. The Amended Complaint asserts claims against each of the defendants under Section 11 of the Securities Act of 1933 and against Dr. Selden under Section 15 of the Securities Act; against SG Cowen Securities Corporation, Deutsche Bank Securities, Pacific Growth Equities, Inc., and Leerink Swann & Company under Section 12(a)(2) of the Securities Act; against Dr. Selden and us under Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder; and against Dr. Selden under Section 20(a) of the Exchange Act. The plaintiffs seek equitable and monetary relief, an unspecified amount of damages, with interest, and attorney’s fees and costs.

In September 2003, we filed a motion to dismiss the Amended Complaint. A hearing of the motion occurred in December 2003. A class has not been certified, and the court has not made any decision on the motion.

In April 2003, South Shore Gastrointerology UA 6/6/1980 FBO Harold Jacob, and Nancy R. Jacob Ttee filed a Shareholder Derivative Complaint against Dr. Selden; against the following members of our board of directors: Jonathan S. Leff, Walter Gilbert, Wayne P. Yetter, Rodman W. Moorhead III; against the following former members of our board of directors: James E. Thomas, and William Miller; and against us as nominal defendant, in Middlesex Superior Court in the Commonwealth of Massachusetts, Civil Action No. 03-1669. On May 29, 2003, the parties moved to transfer venue to the Business Litigation Session in Suffolk Superior Court in the Commonwealth of Massachusetts. The parties’ motion was allowed, and in June 2003 the matter was accepted into the Business Litigation Session as Civil Action No. 03-02630-BLS.

The complaint alleges that the individual defendants breached fiduciary duties owed to us and our shareholders by disseminating materially false and misleading statements to the market and causing or allowing us to conduct our business in an unsafe, imprudent and unlawful manner. The complaint purports to assert derivative claims against the individual defendants for breach of fiduciary duty, and to assert a claim for contribution and indemnification on behalf of us for any liability we incur as a result of the individual defendants’ alleged misconduct. The complaint seeks declaratory, equitable and monetary relief, an unspecified amount of damages, with interest, and attorney’s fees and costs. In August 2003, the plaintiff filed its Verified Amended Derivative Complaint, which we refer to as the Amended Derivative Complaint. The Amended Derivative Complaint alleges that the individual defendants breached fiduciary duties owed to us and our stockholders by causing us to issue materially false and misleading statements to the public, by signing our Form 10-Ks for the years 2000 and 2001 and by signing a registration statement. The Amended Derivative Complaint also alleges that defendant Dr. Selden sold our stock while in possession of material non-public information. The plaintiffs seek declaratory, equitable and monetary relief, an unspecified amount of damages, with interest, and attorney’s fees and costs.

In September 2003, we served a motion to dismiss the Amended Derivative Complaint. A hearing of the motion was held in January 2004, and the court has not made any decision on the motion.

As of March 31, 2004, we had spent approximately $1.1 million related to these lawsuits. We expect that the costs related to these suits will be significant. We can provide no assurance as to the outcome of any of these suits. If we are not successful in defending these actions, our business, results of operations and financial condition could be materially adversely affected. In addition, even if we are successful, the defense of these actions may divert the attention of our management and other resources that would otherwise be engaged in running our business.

The SEC is investigating us regarding our public disclosures and filings, as well as transactions in our securities, which could have a material adverse effect on our business, results of operations and financial condition.

In May 2003, we received a copy of a formal order of investigation by the SEC. The order of investigation relates to our disclosures and public filings with regard to Replagal and the status of the FDA’s approval process for Replagal, as well as transactions in our securities. We are cooperating fully and will continue to cooperate fully with the SEC in the investigation. As of March 31, 2004, we had spent approximately $1.4 million related to this matter.

If this investigation results in a determination that we have failed to properly disclose information relating to Replagal and the status of the FDA’s approval process for Replagal or that there were improper transactions in our securities, we could be subject to substantial fines or penalties and other sanctions. An adverse determination could have a material adverse effect on our business, results of operations and financial condition. However, at this time, we cannot accurately predict the outcome of this proceeding. In addition, even if we are successful, this investigation may divert the attention of our management and other resources that would otherwise be engaged in running our business.

We may become involved in additional and expensive patent litigation or other proceedings, which could result in our incurring substantial costs and expenses or substantial liability for damages or require us to stop our development and commercialization efforts.

The biotechnology industry has been characterized by significant litigation, and other proceedings regarding patents, patent applications, and other intellectual property rights. We may become a party to additional patent litigation beyond the Amgen litigation described above and to other proceedings with respect to our products and technologies.

An adverse outcome in any patent litigation or other proceeding involving patents could subject us to significant liabilities to third parties and require us to cease using the technology or product that is at issue or to license the technology or product from third parties. We may not be able to obtain any required licenses on commercially acceptable terms, or at all.

The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. In addition, any such litigation or proceeding will divert management’s attention and resources. Some of our competitors may be able to sustain these costs more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to develop, manufacture, and market products, form collaborations, and compete in the marketplace.

If we are unable to obtain and maintain patent protection for our discoveries, the value of our technology and products may be adversely affected.

Our success will depend in large part on our ability to obtain and maintain patent protection for our processes and products in the United States and other countries. The patent situation in the field of biotechnology generally is highly uncertain and involves complex legal, scientific and factual questions. We may not be issued patents relating to our technology or products. Even if issued, patents may be challenged, invalidated, or circumvented, which could limit our ability to stop competitors from marketing similar products or limit the length of term of patent protection we may have for our products. Changes in patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection.

Our patents also may not afford us protection against competitors with similar technology. Because some patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing or are maintained in secrecy until patents issue from those patent applications, third parties may have filed or maintained patent applications for technology used by us or covered by our pending patent applications without our being aware of these applications. For this reason, we cannot be certain that we were the first to make the inventions claimed in issued patents or pending patent applications, or that we were the first to file for protection of the inventions set forth in these patent applications. As a result, third parties could assert claims against us concerning our gene activation or other technology.

Our overall patent strategy with respect to our gene activation technology and our protein products made using our gene activation technology is to attempt to obtain patent coverage for gene activation of the gene that encodes the product, the composition of matter of the product, the method of making the product, cells or cell lines capable of expressing the product, and the genetic constructs used to obtain the product. We have been unable to obtain patent claims in all categories with respect to all of our Gene-Activated protein products. Nonetheless, while our patent portfolio may afford us protection against competitors with similar technology and competitors which attempt to make products in human cell or cell lines, it may not afford us protection against all competitors, such as those who make the same products in mouse, rodent, bacterial or yeast cells.

The expiration dates for the patents and patent applications covering our principal products are as follows:

• Replagal—The principal issued patents and patents that may issue from pending patent applications covering Replagal expire or will expire in the United States in 2017 and in Europe at various dates from 2012 to 2017.

• I2S—The principal issued patents and patents that may issue from pending patent applications covering I2S expire or will expire in the United States at various dates from 2011 to 2016. There are no European patents or pending patent applications covering I2S.

• GA-GCB—The principal issued patents and patents that may issue from pending patent applications covering GA-GCB expire or will expire in the United States at various dates from 2014 to 2017 and in Europe in 2012.

• Dynepo—The principal issued patents and patents that may issue from pending patent applications covering Dynepo expire or will expire in the United States at various dates from 2011 to 2018 and in Europe in 2012.

Third parties may own or control patents or patent applications and require us to seek licenses, which would increase our development and commercialization costs, or prevent us from developing or marketing our products or technologies.

We may not hold proprietary rights to certain product patents, process patents, and use patents related to our products or their methods of manufacture. In some cases, these patents may be owned or controlled by third parties. Therefore, in some cases, in order to develop, manufacture, sell or import some of our existing and proposed products or processes, we may choose to seek, or be required to seek, licenses under third party patents or those patents that might issue from patent applications. In such event, we would be required to pay license fees or royalties or both to the licensor. If licenses are not available to us on acceptable terms, we or our collaborators may not be able to develop, manufacture, sell, use or import the affected products or processes.

For example, we are aware of third party patents and patent applications that relate to gene activation. We believe that our gene activation technology does not infringe any third party patents that we believe to be valid. We use our gene activation technology to manufacture Replagal, Dynepo, GA-GCB and other products. If the use of our gene activation technology were found to infringe a valid third party patent, we could be precluded from manufacturing and selling such products and our business, results of operations and financial condition would be materially adversely affected.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products will be adversely affected.

We rely upon unpatented proprietary technology, processes, and know-how. We seek to protect this information in part by confidentiality agreements with our employees, consultants, and other third party contractors. These agreements may be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may otherwise become known or be independently developed by competitors.

If we fail to comply with our obligations under the agreements under which we license commercialization rights to products or technology from third parties, we could lose license rights.

We are a party to over 20 patent licenses under which we have acquired rights to proprietary technology of third parties, including licenses to patents related to I2S and Dynepo, and expect to enter into additional patent licenses in the future. These licenses impose various commercialization, sublicensing, royalty, insurance, and other obligations on us. If we fail to comply with these obligations, the licensor may have the right to terminate the license and we could lose our license to use the acquired rights. If these rights are lost, we may not be able to market products that were covered by the license.

Business risks

Our revenue from product sales is dependent on the commercial success of Replagal.

Replagal is our only commercial product. We expect that Replagal will account for all of our product sales until at least the fourth quarter of 2005. The commercial success of Replagal will depend on its acceptance by physicians, patients and other key decision-makers for the treatment of Fabry disease. The commercial success of Replagal will also depend in part upon Replagal receiving marketing approval in Japan and other countries. We have ceased our efforts to seek the approval of Replagal in the United States. If Replagal is not commercially successful, our business, results of operations and financial condition will be materially adversely affected.

Our revenue from sales of Replagal and our cash held by TKT Europe are subject to foreign currency fluctuations.

We have exposure to currency risk for Replagal sales in Europe. Country-by-country pricing of Replagal was initially established as the local currency equivalent of between approximately $165,000 and $175,000 per patient per year for an average patient weighing 70 kilograms. The price generally remains fixed in the local currencies and varies in United States dollars with exchange rate fluctuations. Since the approval of Replagal in August 2001, the United States dollar has weakened substantially versus most European currencies, including the Euro, which has resulted in increased revenues for us from sales of Replagal. If the United States dollar were to strengthen versus these currencies, this currency fluctuation would adversely impact our Replagal product sales. Foreign currency fluctuations favorably contributed $2.4 million to product sales for the three months ended March 31, 2004 as compared to first quarter of 2003 and $9.4 million to product sales for the year ended December 31, 2003 as compared to the same period of 2002.

We also have exposure to currency risk for cash and cash equivalents held by TKT Europe, which are primarily denominated in Swedish Krona, British Pound and Euro. Any change in the value of the U.S. dollar as compared to these foreign currencies may have an adverse effect on our liquidity. For example, a hypothetical 10 percent strengthening of the U.S. dollar relative to these foreign currencies would result in an approximate $6.8 million decrease in our cash and marketable securities held by TKT Europe as of March 31, 2004.

The continuity of our sales of Replagal in Europe may be affected by our expected purchase of the holdings of the minority stockholders of TKT Europe.

In April 2000, we established an 80%-owned subsidiary, TKT Europe, for the purpose of marketing, selling and distributing Replagal in Europe. Under the stockholders’ agreement for TKT Europe, we agreed that the holders of the remaining 20% interest in TKT Europe would, with specified exceptions, manage the day-to-day operations of TKT Europe. As a result, our ability to successfully market and sell Replagal in Europe has been dependent on the efforts of the minority stockholders of TKT Europe.

Under the stockholders’ agreement for TKT Europe, we are entitled to purchase the minority stockholders’ 20% ownership interest in TKT Europe beginning in September 2004 for a price determined in accordance with a formula. Should we not exercise that right, the minority stockholders of TKT Europe can require us to purchase the minority stockholders’ ownership interest sixty days thereafter. We currently expect that we will purchase the minority stockholders’ interest in TKT Europe for between $55 million and $65 million based on our current estimates for sales and expenses.

If we purchase the minority stockholders’ interest in TKT Europe or if the minority stockholders exercise their contractual right to require us to purchase their interest, our ability to successfully market and sell Replagal in Europe thereafter will depend in part on our ability to integrate the functions of TKT Europe into our infrastructure. In addition, if we cannot retain existing marketing and sales personnel of TKT Europe, it is likely that the current relationships that TKT Europe maintains with patients, physicians and other key decision-makers for the treatment of Fabry disease will be affected, which could adversely affect our business and results of operations in Europe, including our sales of Replagal, and could result in the loss of sales and market share for Replagal in Europe.

We face significant competition, which may result in others discovering, developing or commercializing products before, or more successfully, than we do.

The biotechnology industry is highly competitive and characterized by rapid and significant technological change. Our competitors include pharmaceutical companies, biotechnology firms, universities, and other research institutions. Many of these competitors have substantially greater financial and other resources than we do and are conducting extensive research and development activities on technologies and products similar to, or competitive with, ours.

We may be unable to develop technologies and products that are more clinically efficacious or cost-effective than products developed by our competitors. Even if we obtain marketing approval for our product candidates, many of our competitors have more extensive and established sales, marketing, and distribution capabilities than we do. Litigation with third parties, such as our litigation with Amgen, could delay our time to market or preclude us from reaching the market for certain products and enable our competitors to more quickly and effectively penetrate certain markets.

Therapeutics for the treatment of rare genetic diseases

We believe that the primary competition with respect to our products for the treatment of rare genetic diseases is from biotechnology and smaller pharmaceutical companies. Competitors include Actelion Ltd., BioMarin Pharmaceutical Inc., and Genzyme. The markets for some of the potential therapeutics for rare genetic diseases caused by protein deficiencies are quite small. As a result, if competitive products exist, we may not be able to successfully commercialize our products.

Our primary competition with respect to Replagal is Genzyme. Replagal and Fabrazyme were each granted marketing authorization in the European Union and were also granted co-exclusive orphan drug status in the European Union for up to 10 years. Fabrazyme has received marketing authorization and orphan drug exclusivity in the United States.

We believe that our primary competition with respect to our GA-GCB product for the treatment of Gaucher disease will be Genzyme’s product for the treatment of Gaucher disease, Cerezyme.

Gene-Activated versions of proteins that would compete with currently-marketed proteins

We have developed several Gene-Activated protein products that would compete with proteins that are currently being marketed by third parties. For instance, in the case of Dynepo, competing products are marketed by Amgen, Johnson & Johnson, F. Hoffmann-La Roche Ltd. (Boehringer Mannheim GmbH), Sankyo Company Ltd., Chugai Pharmaceutical Co., Ltd., and the pharmaceutical division of Kirin Brewery Co., Ltd. in Japan. Additional competitors to Dynepo may emerge following the expiration of Amgen’s European patents in December 2004.

Many of the products against which our Gene-Activated protein products, such as Dynepo and GA-GCB, would compete have well-known brand names, have been promoted extensively, and have achieved market acceptance by third party payors, hospitals, physicians, and patients. In addition, many of the companies that produce these protein products have patents covering techniques used to produce these products, which have often served as effective barriers to entry in the therapeutic proteins market. As with Amgen and its erythropoietin product, these companies may seek to block our entry into the market by asserting that our Gene-Activated protein products infringe their patents. Many of these companies are also seeking to develop and commercialize new or potentially improved versions of their proteins.

Gene therapy

Our gene therapy system will have to compete with other gene therapy systems, as well as with conventional methods of treating the disease and conditions targeted. Although no gene therapy product is currently marketed, a number of companies, including major biotechnology companies, pharmaceutical companies and development stage companies, are actively involved in this field.

The commercial success of our products will depend on the degree that the market is receptive to our products upon introduction.

The commercial success of any of our products for which we obtain marketing approval from the European Commission, the FDA, and other regulatory authorities will depend upon their acceptance by patients, the medical community and third party payors as clinically effective, safe and cost-effective. It may be difficult for us to achieve market acceptance of our products.

Other factors that we believe will materially affect market acceptance of our products include:

• the timing of the receipt of marketing approvals;

• the countries in which such approvals are obtained; and

• the safety, efficacy, convenience, and cost-effectiveness of the product as compared to competitive products.

If we cannot achieve market acceptance for our products, our business, results of operations and financial condition will be adversely affected.

We have limited manufacturing experience and may not be able to develop the experience and capabilities needed to manufacture our products in compliance with regulatory requirements. If we cannot develop this experience or capabilities, we may not be able to manufacture our products, the manufacture of our products may be subject to significant delays or we may incur significant costs.

The manufacture of proteins is complicated and technical. We have limited manufacturing experience. In order to continue to develop products, apply for regulatory approvals, and commercialize our products, we will need to develop, contract for, or otherwise arrange for the necessary manufacturing capabilities. We have manufactured, and plan to continue in the future to manufacture, the bulk drug substance for Replagal, I2S and GA-GCB for preclinical testing, clinical trials, and commercial sale. We intend to engage third party contract manufacturers to manufacture Dynepo for us.

Any manufacturing of our products must comply with GMP as required by the countries in which we intend to sell our products. Before approving an application for marketing authorization for a product, the FDA, the European Commission, or any other equivalent foreign regulatory agency will inspect the facilities at which the product is manufactured. If we or our third party manufacturers do not comply with applicable GMP, such regulatory agency may refuse to approve our application for marketing authorization. Once the regulatory agency approves a product, we or our third party manufacturers must continue to comply with GMP. If we or our third party manufacturers fail to maintain compliance with GMP, adverse consequences can result, including suspension or withdrawal of an approved product from the market, operating restrictions, and the imposition of civil and criminal penalties.

We are developing new manufacturing processes to produce bulk drug substance for Replagal. In the European Union, we will need to obtain regulatory approval of an amendment to our MAA describing these processes for Replagal before we can sell Replagal manufactured using these processes. If we cannot obtain this regulatory approval, we will not be able to sell Replagal manufactured using these processes.

In some of our manufacturing processes, we use bovine-derived serum sourced from Canada and the United States. The discovery of cattle in both Canada and the United States with bovine spongiform encephalopathy, or mad cow disease, could cause the regulatory agencies in some countries to impose restrictions on our products, or prohibit us from using our products at all in such countries.

We are incurring significant costs to expand and renovate our manufacturing facility. Any delays in completing the expansion and renovation of our facility and bringing the facility into compliance with GMP could adversely affect our ability to supply the bulk drug substance needed to manufacture our products other than Dynepo.

We are investing substantial funds to expand the capacity of our manufacturing facility in Cambridge, Massachusetts and to configure the facility for the production at a commercial scale of additional products. In anticipation of this expansion and renovation, in the third quarter of 2003, we ceased all manufacturing operations at our manufacturing facility, including the manufacture of Replagal. We expect to complete this expansion and renovation in the first half of 2004 and recommence manufacturing operations in the second half of 2004. Following completion of this expansion and renovation, our manufacturing facility will have to comply with GMP before we can ship bulk drug substance made at our manufacturing facility for commercial sale and clinical trials. If we are unable to successfully complete this expansion and renovation in a timely manner or to bring the facility into compliance with GMP, our ability to supply our products for commercial sale and clinical use, including Replagal, I2S and GA-GCB, could be interrupted and our sales of Replagal and the timing of our I2S or GA-GCB clinical trials could be adversely affected.

We depend on third party contract manufacturers for various aspects of the manufacture of Replagal, I2S and GA-GCB, including the preparation and packaging of TKT-manufactured bulk drug substance into finished product, and plan to depend entirely on third party contract manufacturers for the manufacture of Dynepo. If these manufacturers fail to meet our requirements or applicable regulatory requirements, our product development and commercialization efforts may be materially harmed.

To the extent that we are a party to manufacturing arrangements with third parties, we are dependent upon these third parties to perform their obligations in a timely manner and in accordance with applicable government regulations. For instance, other than with respect to the manufacturing of the bulk drug substance for Replagal, I2S, and GA-GCB, we rely on contract manufacturing arrangements with third parties for all aspects of the manufacture of our products, including the preparation and packaging of TKT-manufactured bulk drug substance into finished product. Each of these manufacturing arrangements relates to only some aspects of the manufacturing process. In the event that any one of these manufacturers fails to or is unable to comply with its obligations under its manufacturing, agreement with us, and if the manufacturer’s failure materially delays the ultimate production of Replagal, I2S, or GA-GCB or adversely affects our inventory levels, our sales of Replagal or the timing of our I2S or GA-GCB clinical trials could be adversely affected.

Before we can market and sell Dynepo in the European Union, we will need to establish manufacturing capabilities for Dynepo outside of the United States. Specifically, we will need to enter into arrangements with contract manufacturers, work with the contract manufacturers to set up and validate manufacturing processes and obtain the approval from the European Commission of an amendment to the MAA for Dynepo reflecting the new manufacturing sites. If we cannot establish contract manufacturing arrangements on favorable terms or at all, successfully set up and validate manufacturing processes or obtain the approval of the European Commission, we will not be able to sell Dynepo in the European Union when planned, which could result in Dynepo being subject to additional competition and which would adversely affect our cash resources.

The value of the inventory under the control of our third party contract manufacturers far exceeds the amount of liability such third parties are willing to assume for their negligence. In the event that inventory in the possession of one of our third party manufacturers is damaged, we could face significant financial losses and we could also experience an interruption in supply which could have a significant adverse affect on our sales.

There are a limited number of third party manufacturers capable of manufacturing our protein products with a limited amount of production capacity. As a result, we may experience difficulty in obtaining adequate manufacturing capacity for our needs. If we are unable to obtain or maintain contract manufacturing of our products, or to do so on commercially reasonable terms, we may not be able to complete development of our products or market them.

If we fail to manage our inventory correctly, or our inventory is destroyed, damaged or expires, we could experience supply shortages and significant costs to build inventory or a significant build-up of high-cost products and raw materials, which could cause us to experience cash flow difficulties as well as financial losses.

Manufacture of proteins, including our products and potential products, is expensive and requires lengthy production cycle times. We build inventory of both bulk drug substance and of finished product in order to ensure the adequate supply to patients of our products and potential products, including Replagal and I2S. Accordingly, we have significant capital invested in inventory because of the high cost of manufacturing protein products, including Replagal and I2S. In the event that any of our facilities containing inventory are damaged, the inventory at the facility could be destroyed or damaged. We may not be able to produce or have produced replacement inventory on a timely basis or at all. We also have limited experience in managing our supply for Replagal and our other potential products. If we fail to keep an adequate inventory of our products, it is possible that patients could miss treatments, which could have an adverse effect on our ability to sell our products and on our clinical trials. Conversely, if we are unable to sell our high-cost inventory in a timely manner, or if our high-cost inventory were to be destroyed or expire, we could experience cash flow difficulties as well as financial losses.

Some of the raw materials used to manufacture our products are expensive and are available from a small number of suppliers. If we fail to keep an adequate inventory of our raw materials, it is possible that we would be unable to manufacture our products in a timely manner. Conversely, if we are unable to use our high-cost raw materials, or if our high-cost raw materials were to be destroyed or expire, we could experience cash flow difficulties as well as financial losses.

If we fail to obtain reimbursement, or an adequate level of reimbursement, by third party payors in a timely manner for our products, or if we are unable to collect payment in a timely manner, we may not have commercially viable markets for our products.

In certain countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals and the level of reimbursement are subject to governmental control. In some countries, it can take an extended period of time to establish and obtain reimbursement, and reimbursement approval may be required at the individual patient level, which can lead to further delays. In addition, in some countries such as Italy, Spain and Belgium, it can take an extended period of time to collect payment even after reimbursement has been established.

In the United States and elsewhere, the availability of reimbursement by governmental and other third party payors affects the market for any pharmaceutical product. These third party payors continually attempt to contain or reduce the costs of health care by challenging the prices charged for medical products and services. For example, in Germany, the reimbursement authority unilaterally reduced the price that it would reimburse for pharmaceutical products, including Replagal, by six percent in 2003 and an additional 10 percent in 2004. Governmental and reimbursement authorities or third party payors in other countries may attempt to control costs by limiting access to pharmaceutical products such as Replagal and the other products we are developing or by narrowing the class of patients for which a pharmaceutical product such as Replagal or the other products we are developing may be prescribed. If we are not able to obtain pricing and reimbursement at satisfactory levels for our products that receive marketing approval, our revenues and results of operations will be adversely affected, possibly materially.

We expect that the prices for many of our products, when commercialized, including in particular our products for the treatment of rare genetic diseases, may be high compared to other pharmaceutical products. For example, we have established pricing and reimbursement for substantially all patients receiving Replagal in the European Union. Country-by-country pricing was initially established as the local currency equivalent of between approximately $165,000 and $175,000 per patient per year for an average patient weighing 70 kilograms. The price generally remains fixed in the local currencies and varies in United States dollars with exchange rate fluctuations. We may encounter particular difficulty in obtaining satisfactory pricing and reimbursement for products for which we seek a high price.

We also may experience pricing pressure with respect to Replagal and other products for which we may obtain marketing approval due to the trend toward managed health care, the increasing influence of health maintenance organizations and legislative proposals. We may not be able to sell our products profitably if reimbursement is unavailable or is limited in scope or amount.

We have limited sales and marketing experience and capabilities and will need to develop this expertise or depend on third parties to successfully sell and market our products on our behalf to generate revenue.

Except for TKT Europe with respect to the marketing and selling of Replagal, we have limited sales and marketing experience and capabilities, and limited resources to devote to sales and marketing activities. In order to market our products, including Replagal and Dynepo, we will need to develop this experience and these capabilities or rely upon third parties to perform these functions. If we rely on third parties to sell, market, or distribute our products, our success will be dependent upon the efforts of these third parties in performing these functions. In many instances, we may have little or no control over the activities of these third parties in selling, marketing, and distributing our products. If we choose to conduct these activities directly, as we plan to do with respect to some of our potential products and with Replagal following our expected purchase of the minority stockholders’ interests in TKT Europe, we may not be able to recruit and maintain sales and marketing personnel, which would adversely affect our sales efforts in Europe.

Competition for technical, commercial and administrative personnel is intense in our industry and we may not be able to sustain our operations or grow if we are unable to attract and retain qualified personnel.

While we do not feel that any single individual is indispensable, our success is highly dependent on the retention of principal members of our technical, commercial, and administrative staff.

Our future growth will require hiring a significant number of qualified technical, commercial and administrative personnel. Accordingly, recruiting and retaining such personnel in the future will be critical to our success. There is intense competition from other companies and research and academic institutions for qualified personnel in the areas of our activities. If we are not able to continue to attract and retain, on acceptable terms, the qualified personnel necessary for the continued development of our business, we may not be able to sustain our operations or grow.

We depend on our collaborators to develop, conduct clinical trials of, obtain regulatory approvals for, and manufacture, distribute, market and sell products on our behalf and their efforts may not be scientifically or commercially successful.

We are parties to collaborative agreements with third parties relating to certain of our principal products. We are relying on Genzyme to develop and commercialize I2S in Japan and certain other countries in Asia; on Aventis to develop, obtain regulatory approvals for, and manufacture, market, and sell Dynepo in the United States; and Sumitomo to develop and commercialize Replagal in Japan, Korea, China and Taiwan. We also use third party distributors to distribute Replagal in many areas of the world including Australia, Canada, Europe, and Israel. Our collaborators may not devote the resources necessary or may otherwise be unable or unwilling to complete development and commercialization of these potential products. Our existing collaborations are subject to termination without cause on short notice under specified circumstances. In some cases, we may not receive payments contemplated in the agreements with our collaborators if our collaborators fail to achieve certain regulatory and commercial milestones.

Our existing collaborations and any future collaborative arrangements with third parties may not be scientifically or commercially successful. Factors that may affect the success of our collaborations include the following:

• reductions in marketing or sales efforts or a discontinuation of marketing or sales of our products by our collaborators would reduce our revenues;

• under our collaboration agreements, we cannot conduct specified types of research and development and marketing and sales activities in the field that is the subject of the collaboration. These agreements have the effect of limiting the areas of research and development that we may pursue, either alone or in cooperation with third parties;

• our collaborators may underfund or not commit sufficient resources to the testing, marketing, distribution or other development of our products;

• our collaborators may be pursuing alternative technologies or developing alternative products, either on their own or in collaboration with others, that may be competitive with the product as to which they are collaborating with us or that could affect our collaborators’ commitment to the collaboration with us;

• our collaborators may not properly maintain or defend our intellectual property rights or they may utilize our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our proprietary information or expose us to potential liability;

• our collaborators may terminate their collaborations with us, as Aventis has done with respect to our GA-GCSF product, which could make it difficult for us to attract new collaborators or adversely affect the perception of us in the business and financial communities; and

• our collaborators may pursue higher priority programs or change the focus of their development programs, which could affect the collaborator’s commitment to us.

If third parties on whom we rely for clinical trials do not perform as contractually required or as we expect, we may not be able to obtain regulatory approval for or commercialize our product candidates, and our business may suffer.

We do not have the ability to independently conduct the clinical trials required to obtain regulatory approval for our products. We depend on independent clinical investigators, contract research organizations and other third party service providers to conduct the clinical trials of our product candidates and expect to continue to do so. Although we rely heavily on these parties for successful execution of our clinical trials, we do not control many aspects of their activities. For example, the investigators are not our employees. However, we are responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Third parties may not complete activities on schedule, or may not conduct our clinical trials in accordance with regulatory requirements or our stated protocols. The failure of these third parties to carry out their obligations could delay or prevent the development, approval and commercialization of our product candidates.

A significant portion of our revenues are concentrated among a limited number of significant customers. The loss of a significant customer could lower our revenues and adversely affect our business, results of operations and financial condition.

We have three significant customers who accounted for 18%, 12% and 12%, respectively, of our product sales in 2003. The same customers accounted for 8%, 6% and 22% of our product sales in 2002. The loss of any significant customer may significantly lower our revenues and adversely affect our business, results of operations and financial conditions.

We may be exposed to product liability claims and may not be able to obtain adequate product liability insurance. If we cannot successfully defend ourselves against such claims, we may incur substantial liabilities and may be required to limit commercialization of our products.

Our business exposes us to the risk of product liability claims that is inherent in the manufacturing, testing, and marketing of human therapeutic products. We maintain clinical trial liability insurance and product liability insurance in amounts that we believe to be reasonable. This insurance is subject to deductibles and coverage limitations. We may not be able to obtain additional insurance or maintain insurance on acceptable terms or at all. Moreover, any insurance that we do obtain may not provide adequate protection against potential liabilities. If we are unable to obtain insurance at acceptable cost or otherwise protect against potential product liability claims, we will be exposed to significant liabilities, which may materially and adversely affect our business and financial position. These liabilities could prevent or interfere with our product commercialization efforts.

Risks related to this offering

We may be unable to repay the notes when due or to repurchase the notes if we are required to do so under the terms of the indenture.

At final maturity, the entire outstanding principal amount of the notes will become due and payable. Prior to final maturity, if we undergo a fundamental change, as described under “Description of Notes— Repurchase of the notes at the option of holders upon a fundamental change,” we may be required to repurchase all or part of the notes. However, we may not have sufficient funds or may be unable to arrange for additional financing to pay the amount due under the notes at maturity or to pay the price to repurchase the notes. Any future borrowing arrangements or debt agreements to which we may become a party may restrict or prohibit us from repaying or repurchasing the notes. If we are prohibited from repaying or repurchasing the notes, we could try to obtain the consent of lenders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we cannot obtain the necessary consents or refinance the borrowings, we would be unable to repay or repurchase the notes. Any such failure would constitute an event of default under the indenture which could, in turn, constitute a default under the terms of our other indebtedness.

We will incur significant indebtedness when we sell the notes and we may incur additional indebtedness in the future. The indebtedness created by the sale of the notes and any future indebtedness we incur exposes us to risks that could adversely affect our business, operating results and financial condition.

We will incur $90 million of indebtedness when we sell the notes, assuming that the underwriters’ overallotment option is not exercised. We may also incur additional long-term indebtedness or obtain working capital lines of credit to meet future financing needs. Increases in our total indebtedness could have significant negative consequences for our business, operating results and financial condition, including:

• increasing our vulnerability to adverse economic and industry conditions;

• limiting our ability to obtain additional financing;

• requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing the amount of our cash flow available for other purposes;

• limiting our flexibility in planning for, or reacting to, changes in our business; and

• placing us at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.

If we experience a decline in revenues, we could have difficulty making required payments on the notes and any indebtedness which we may incur in the future. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements of the notes or any indebtedness which we may incur in the future, we would be in default, which would permit the holders of the notes and any such indebtedness to accelerate the maturity of the notes and any such indebtedness and could cause defaults under the notes or any such indebtedness we may incur in the future. Any default under the notes or any indebtedness which we may incur in the future could have a material adverse effect on our business, operating results and financial condition.

The notes are unsecured and contain no restrictive covenants.

The notes are not secured by our assets or those of our subsidiaries. The indenture does not restrict our ability to incur additional debt, including secured debt. The notes will be effectively subordinated to any of our existing or future secured indebtedness to the extent of the assets securing such indebtedness. In addition, the indenture does not contain any financial covenants, restrict our ability to repurchase our securities, pay dividends or make restricted payments or contain covenants or other provisions to afford holders protection in the event of a transaction that substantially increases our level of indebtedness. In addition, the requirement that we offer to repurchase the notes upon a change of control is limited to transactions specified in the definition of “change of control” under “Description of notes—Repurchase of the notes at the option of holders upon a fundamental change.” Accordingly, we could enter into certain transactions, such as acquisitions, refinancings, recapitalizations, transactions involving listed securities and sales to third parties of a significant portion, but not all or substantially all, of our common stock, which could affect our capital structure and the value of our common stock but would not constitute a change of control.

The notes will be effectively subordinated to the liabilities of our subsidiaries.

In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of any of our subsidiaries, creditors of our subsidiaries generally will have the right to be paid in full before any distribution is made to us or the holders of the notes. Accordingly, holders of the notes are effectively subordinated to the claims of our subsidiaries’ creditors, including trade creditors, to the extent of the assets of the indebted subsidiary. This subordination could adversely affect our ability to pay our obligations on the notes. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments.

Because there is no public market for the notes, you may not be able to resell them easily or at a favorable price.

The notes are a new issue of securities for which there is currently no public market. The notes are not listed, and we do not intend to list the notes, on any national securities exchange or automated quotation system. We cannot assure you that an active or sustained trading market for the notes will develop or that you or any other holder will be able to sell the notes.

Moreover, even if you are able to sell your notes, we cannot assure you as to the price at which any sales could be made. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our operating results, the market for similar notes and the price of our common stock. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in the prices of similar notes. It is possible that the market for the notes will be subject to disruptions that may have a negative effect on the holders of the notes, regardless of our prospects or financial performance.

The underwriters have advised us that they presently intend to make a market in the notes. They are not obligated, however, to make a market in the notes, and they may discontinue any such market making at any time at their sole discretion. In addition, any such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, we can provide no assurance as to the development or liquidity of any market for the notes. If a market were to develop, the market price for the notes may be adversely affected by changes in our financial performance, changes in the price of our common stock, changes in the overall market for similar securities and prospects or financial performance of companies in our industry. Furthermore, if an active market for the notes fails to develop or be sustained, the trading price of the notes could decline significantly.

Our stock price has been and may in the future be volatile. Because the notes are convertible into our common stock, volatility of our stock price could have a similar effect on the price of our notes. This volatility may make it difficult for you to resell the notes or the underlying common stock when you want or at attractive prices.

Our common stock has been and in the future may be subject to substantial price volatility. Because the notes are convertible into our common stock, volatility of our common stock price could have a similar effect on the trading price of the notes. Holders who have received our common stock upon conversion of their notes will also be subject to this risk of volatility.

The value of your investment could decline due to the effect of any of the following factors upon the market price of our common stock:

• announcements of technological innovations or new commercial products by our competitors;

• disclosure of results of clinical testing or regulatory proceedings by us or our competitors;

• results of litigation;

• the timing, amount and receipt of revenue from sales of our products and margins on sales of our products;

• the timing of our expected purchase of, and the purchase price for, the holdings of the minority stockholders in TKT Europe;

• governmental regulation and approvals;

• developments in patent or other proprietary rights;

• public concerns as to the safety of products developed by us or the fields of study in which we work; and

• general market conditions.

In addition, the stock market has experienced significant price and volume fluctuations, and the market prices of biotechnology companies have been highly volatile. Moreover, broad market and industry fluctuations that are not within our control may adversely affect the trading price of our common stock. During the period from January 1, 2002 to March 31, 2004, the closing sale price of our common stock on the Nasdaq National Market ranged from a low of $3.74 per share to a high of $46.50 per share. You must be willing to bear the risk of fluctuations in the price of our common stock and the risk that the value of your investment in our securities could decline.

Future sales or the possibility of future sales of a substantial amount of our common stock may depress our stock price.

We are not restricted from issuing additional common stock during the life of the notes. Our issuance of substantial amounts of common stock in the market after the offering of the notes, or the perception that we may issue substantial amounts of common stock, may adversely affect the price of our common stock and, in turn, the price of the notes.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock, including voting rights and rights to receive any dividends or other distributions on our common stock, but you will be subject to all changes affecting our common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Our corporate governance structure, including provisions in our certificate of incorporation and by-laws, our stockholder rights plan and Delaware law, may prevent a change in control or management that securityholders may consider desirable.

Section 203 of the Delaware General Corporation Law and our certificate of incorporation, by-laws and stockholder rights plan contain provisions that might enable our management to resist a takeover of our company or discourage a third party from attempting to take over our company. These provisions include the inability of stockholders to act by written consent or to call special meetings, and the ability of our board of directors to designate the terms of and issue new series of preferred stock without stockholder approval.

These provisions could have the effect of delaying, deferring, or preventing a change in control of us or a change in our management that securityholders may consider favorable or beneficial. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors and take other corporate actions. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock or our other securities.

Special note regarding forward-looking information

This prospectus supplement, the accompanying prospectus, and the documents we incorporate by reference in the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that involve risks and uncertainties. We may, in some cases, use words such as “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” or “may,” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss in this prospectus supplement under the caption “Risk Factors,” the accompanying prospectus and in the documents we incorporate by reference in the accompanying prospectus. You should read these factors and the other cautionary statements made in this prospectus supplement, the accompanying prospectus, and in the documents we incorporate by reference in the accompanying prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus supplement, the accompanying prospectus and in the documents we incorporate by reference in the accompanying prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. In addition, any forward-looking statements represent our estimates only as of the date of this prospectus supplement, the date of the accompanying prospectus or the date on which the documents we incorporate by reference in the accompanying prospectus were filed with the SEC and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update any forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $87.0 million, after deducting underwriting discount and commissions and estimated expenses of this offering. If the underwriters’ overallotment option is exercised in full, we estimate that the net proceeds from this offering will be approximately $96.7 million.

We currently intend to use the net proceeds from this offering:

• to fund research and product development activities, including the costs of conducting our ongoing clinical trials and our other clinical and preclinical development programs; and

• for other general corporate purposes, including our expected purchase of the holdings of the minority stockholders of TKT Europe for between $55 million and $65 million.

We may also use a portion of the net proceeds for acquisitions of businesses, products and technologies. We currently have no plans or commitments as to any such acquisitions.

We cannot estimate precisely the allocation of the net proceeds from this offering among these uses. The amount that we actually expend for these purposes may vary significantly depending upon numerous factors, including the progress of our research, drug discovery and development programs, the results of preclinical studies and clinical trials, the timing of regulatory approvals, the status of our product commercialization efforts, technological advances, determinations as to commercial potential of our products under development and the status of competitive products.

Pending the application of net proceeds, we expect to invest the net proceeds from this offering in investment grade, interest-bearing securities.

Price range of common stock and dividend policy

Our common stock is traded on the Nasdaq National Market under the symbol “TKTX.” The following table sets forth for the fiscal periods indicated the range of high and low bid prices for our common stock on the Nasdaq National Market. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	High	Low

2002
First Quarter	$46.50	$31.97
Second Quarter	43.17	31.01
Third Quarter	42.00	28.21
Fourth Quarter	34.10	8.41

2003
First Quarter	10.20	3.74
Second Quarter	11.82	5.25
Third Quarter	13.73	10.22
Fourth Quarter	16.23	10.34

2004
First Quarter	18.87	10.45
Second Quarter (to April 28, 2004)	17.66	15.05

On April 28, 2004, the reported last bid price of our common stock was $15.09 per share. As of April 26, 2004, there were 91 holders of record of our common stock.

We have never declared or paid any cash dividends on our capital stock. We currently anticipate that we will retain all future earnings, if any, to fund the development and growth of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Capitalization

The following table sets forth our unaudited capitalization as of March 31, 2004:

• on an actual basis; and

•	on an as adjusted basis giving effect to the sale of the notes offered hereby and the estimated net proceeds from this offering of $87.0 million, assuming the underwriters’ overallotment option is not exercised.

You should read this table in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and accompanying notes included in our annual report on Form 10-K for the year ended December 31, 2003, and in conjunction with our financial results for the three months ended March 31, 2004 included in our current report on Form 8-K dated April 27, 2004, which reports are incorporated by reference in the accompanying prospectus.

	March 31, 2004

(In thousands, except par value)	Actual	As adjusted

Cash and marketable securities	$164,634	$251,634

Long-term obligations:
Deferred revenue—long-term portion	$2,702	$2,702
Restructuring charge—long-term portion	6,158	6,158
1.25% Senior Convertible Notes Due 2011 offered hereby	–	90,000

Total long-term obligations	8,860	98,860

Stockholders’ equity:
Series B preferred stock, $0.01 par value, 1,000 shares authorized; no shares issued and outstanding, actual and adjusted	–	–
Common stock, $0.01 par value, 100,000 shares authorized; 34,989 shares issued and 34,622 outstanding, actual and as adjusted(1)	350	350
Additional paid-in capital	686,643	686,643
Accumulated deficit	(454,819)	(454,819)
Accumulated other comprehensive income	11,989	11,989
Less treasury stock, at cost; 367 shares, actual and as adjusted(1)	(2,282)	(2,282)

Total stockholders’ equity	241,881	241,881

Total capitalization (total long-term obligations plus total stockholders’ equity)	$250,741	$340,741

(1) Excludes shares of common stock issuable upon conversion of the 1.25% Senior Convertible Notes Due 2011, 2,125,030 shares of common stock issuable upon exercise of stock options outstanding as of March 31, 2004 under our stock option plans at a weighted average exercise price of $21.12 per share and 2,105,412 shares reserved for future issuance under our stock option plans.

Description of notes

We will issue the notes under an indenture and a supplemental indenture, each to be dated as of May 4, 2004, which we refer to collectively as the indenture, between us and The Bank of New York, as trustee, which we refer to as the trustee. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act.

This description of notes is intended to be a useful overview of the material provisions of the notes and the indenture. Since this description is only a summary, you should refer to the indenture for a complete description of our obligations and your rights.

General

The notes:

• are our general unsecured senior obligations;

• are initially limited to an aggregate principal amount of $90 million or ($100 million if the underwriters exercise in full their overallotment option to purchase additional notes);

• mature on May 15, 2011, unless earlier converted, repurchased or redeemed;

• will accrue interest at a rate of 1.25% per year payable in cash on each May 15 and November 15, beginning on November 15, 2004, to record holders at the close of business on the preceding May 1 and November 1, respectively, except as set forth under “—Interest” below;

• will be issued in denominations of $1,000 and integral multiples of $1,000;

• will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form, as described under “—Form, denomination and registration—Global notes, book-entry form” below;

• rank equally in right of payment to any of our existing or future unsecured senior indebtedness, including trade payables;

• are redeemable by us for cash, at our option, in whole or in part on or after May 20, 2007 and before May 20, 2009, if the closing price of our common stock exceeds 145% of the conversion price then in effect as described under “—Provisional redemption;”

• are redeemable by us for cash, at our option, in whole or in part beginning on May 20, 2009, as described under “—Optional redemption” below; and

• are subject to repurchase by us upon a fundamental change, as defined below.

Subject to fulfillment of certain conditions described below, the notes may be converted at any time into shares of our common stock at an initial conversion rate of 54.0972 shares of common stock per $1,000 principal amount of notes equivalent to an initial conversion price of $18.49 per share of common stock. The conversion rate is subject to adjustment if certain events occur.

The registered holder of a note will be treated as the owner of it for all purposes, including, without limitation for purposes of determining to whom we will send any notice required to be sent to holders of the notes pursuant to the indenture.

The indenture does not limit the amount or kind of debt that may be incurred by us or any of our subsidiaries.

Other than restrictions described under “—Repurchase of the notes at the option of holders upon a fundamental change” and “—Consolidation, merger and sale of assets” below, the indenture does not contain any covenants or other provisions which may afford holders of the notes protection in the event of a highly leveraged transaction involving us. We may not reissue a note that has matured or been converted, repurchased by us at the option of a holder, redeemed or otherwise canceled.

Payments on the notes; paying agent and registrar

We will pay principal and interest on the notes at the office or agency designated by us in the Borough of Manhattan, The City of New York. We have initially designated The Bank of New York as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar.

We will pay principal and interest on notes in global form registered in the name of or held by The Depository Trust Company of New York or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

Interest

The notes will accrue interest at a rate of 1.25% per year from the date of issuance. Interest will be payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2004, to record holders at the close of business on the preceding May 1 and November 1, respectively, except:

• In general, we will not pay accrued and unpaid interest on any note that is converted into our common stock. See “—Conversion rights—Conversion procedures.”

• We will pay interest to a person other than the holder of record on the relevant record date if we redeem, or holders elect to require us to repurchase, the notes on a date that is after the record date and on or prior to the corresponding interest payment date. In this instance, we will pay accrued and unpaid interest on the applicable notes to, but excluding, the redemption date or repurchase date, as the case may be, to the same person to whom we will pay the principal of those notes.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. We will not be required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

Transfer and exchange

You may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to exchange or register the transfer of:

• any note or portion thereof selected for redemption;

• any note or portion thereof surrendered for conversion; or

• any note or portion thereof surrendered for repurchase but not withdrawn in connection with a repurchase date.

Ranking

The notes will be our general unsecured obligations and will rank senior in right of payment to all debt that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all of our existing and future liabilities that are not so subordinated. The notes will effectively rank junior to any of our secured indebtedness to the extent of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt will be available to pay obligations on the notes only after all secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the notes. The trustee’s claims for these payments will generally be senior to those of holders of notes in respect of all funds collected or held by the trustee.

As of March 31, 2004, we had no outstanding indebtedness, excluding trade payables and accrued liabilities. The notes will not be guaranteed by any of our subsidiaries and, accordingly, the notes are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade creditors. As of March 31, 2004, our subsidiaries had no outstanding indebtedness excluding trade payables and accrued liabilities. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Sinking fund

No sinking fund is provided for the notes.

Provisional redemption

We may redeem for cash all or part of the notes at any time on or after May 20, 2007 and before May 20, 2009 at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, if the closing price of our common stock exceeds 145% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date on which we mail the redemption notice. The notice date must be at least 20 days but not more than 60 days prior to the redemption date.

Optional redemption

On or after May 20, 2009, we may redeem for cash all or part of the notes, upon not less than 30 nor more than 60 days notice before the redemption date by mail to the trustee, the paying agent and each holder of notes, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed, in principal amounts of $1,000 or integral multiples thereof, by lot, on a pro rata basis or by another method the trustee considers fair and appropriate.

If the trustee selects a portion of your note for redemption and you convert a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.

In the event of any redemption in part, we will not be required to:

• issue, register the transfer of or exchange any note during a period of 15 days before the redemption date; or

• register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

Conversion rights

General

Subject to satisfaction of the conditions described under the headings “—Conversion upon redemption,” and “—Conversion rate adjustments,” holders may convert each of their notes at any time into shares of our common stock at an initial conversion rate of 54.0972 shares of common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $18.49 per share of common stock prior to the close of business on May 14, 2011. The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount. The trustee will initially act as the conversion agent.

You may exercise conversion rights at any time prior to the close of business on the business day immediately preceding the final maturity date of the notes. If you wish to exercise your conversion right, you must deliver a conversion notice, together, if the notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any transfer or similar tax, if required. Copies of the required form of the conversion notice may be obtained from the conversion agent.

If you are a holder of notes that have been called for redemption, you must exercise your conversion rights prior to the close of business on the second business day immediately preceding the redemption date, unless we default in payment of the redemption price. In addition, if you have exercised your right to require us to repurchase your notes because a fundamental change has occurred as described under “—Repurchase of the notes by us at the option of holders upon a fundamental change,” you may convert your notes into our common stock only if you withdraw your notice and convert your notes prior to the close of business on the business day immediately preceding the fundamental change repurchase date.

Conversion procedures

Unless you convert your notes on an interest payment date, you will not receive any cash payment representing accrued and unpaid interest since the prior interest payment date upon conversion of a note. Instead, upon conversion, we will deliver to you a fixed number of shares of our common stock and a cash payment to account for any fractional shares. Any cash payment for fractional shares will be based on the closing sale price of our common stock on the trading day immediately prior to the conversion date. Delivery of shares of common stock, together with a cash payment, if any, in lieu of fractional shares, upon conversion of the notes will be deemed to satisfy our obligation to pay the principal amount of the notes and accrued and unpaid interest. Accrued and unpaid interest will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for accrued and unpaid interest.

If you convert after a record date for an interest payment but prior to the corresponding interest payment date, you will receive on the interest payment date interest accrued and paid on such notes, notwithstanding the conversion of such notes prior to such interest payment date, because you will have been the holder of record on the corresponding record date. However, at the time you surrender such notes for conversion, you must pay us an amount equal to the interest that has accrued and will be paid on the notes being converted on the interest payment date, unless at the time of conversion (1) there is a default in the payment of interest on the notes or (2) the notes surrendered for conversion shall have been called for redemption after a record date and prior to the corresponding interest payment date.

If you convert your notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon conversion, unless the tax is due because you request the shares to be issued in a name other than your name, in which case you will pay that tax. Certificates representing shares of common stock will be issued or delivered only after all applicable transfer taxes and duties, if any, payable by you have been paid.

To convert interests in a global note, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program. To convert a definitive note, you will be required to:

• complete the conversion notice on the back of the note (or a facsimile of it);

• deliver the completed conversion notice and the notes to be converted to the specified office of the conversion agent;

• pay all fund required, if any, relating to interest on the notes to be converted to which you are not entitled, as described in the second preceding paragraph; and

• pay all transfer taxes and duties, if any, as described in the preceding paragraph.

The conversion date will be the date on which all of the foregoing requirements have been satisfied. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. We will deliver, or cause to be delivered, to you in book-entry form the number of shares of common stock into which the notes are converted and cash in lieu of any fractional shares as soon as practicable on or after the conversion date.

Conversion rate upon redemption

You may surrender for conversion any of your notes called by us for redemption at any time prior to the close of business one business day prior to the redemption date. If you have already submitted a note for repurchase on a fundamental change repurchase date, you may not surrender that note for conversion until you have withdrawn your repurchase election in accordance with the indenture.

Conversion rate adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate in any of the transactions described below.

(1) If we issue shares of our common stock as a dividend or distribution on our common stock, or if we effect a stock split or stock combination, the conversion rate will be adjusted based on the following formula:

OS’
CR’ = CR 0	X
OS 0

where,

CR0 = the conversion rate in effect immediately prior to such event

CR’ = the conversion rate in effect immediately after such event

OS0 = the number of shares of our common stock outstanding immediately prior to such event

OS’ = the number of shares of our common stock outstanding immediately after such event

(2) If we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase shares of our common stock, or securities convertible into shares of our common stock, at a price per share or a conversion price per share less than the sale price of our common stock on the business day immediately preceding the time of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

OS 0 + X
CR’ = CR 0	X
OS 0 + Y

where,

CR0 = the conversion rate in effect immediately prior to such event

CR’ = the conversion rate in effect immediately after such event

OS0 = the number of shares of our common stock outstanding immediately prior to such event

X = the total number of shares of our common stock issuable pursuant to such rights

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights divided by the average sale price of our common stock for the ten days prior to the business day immediately preceding the record date for the issuance of such rights

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

• dividends, distributions and rights or warrants referred to in clause (1) or (2) above; and

• dividends or distributions in cash referred to in clause (4) below;

then the conversion rate will be adjusted based on the following formula;

SP 0
CR’ = CR 0	X
SP 0 - FMV

where,

CR0 = the conversion rate in effect immediately prior to such distribution

CR’ = the conversion rate in effect immediately after such distribution

SP0 = the average sale price per share of our common stock for the ten days prior to the business day immediately preceding the record date for such distribution

FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution

(4) If we make cash distributions to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

SP 0
CR’ = CR 0	X
SP 0 - C

where,

CR0 = The conversion rate in effect immediately prior to the record date for such distribution

CR’ = The conversion rate in effect immediately after the record date for such distribution

SP0 = The average sale price of our common stock for the ten consecutive trading days prior to the business day immediately preceding the record date of such distribution

C = The amount in cash per share we distribute to holders of our common stock

(5) If we or any of our subsidiaries purchase shares of our common stock pursuant to a tender offer, the conversion rate will be increased based on the following formula:

AC + (SP’XOS’)
CR’ = CR 0	X
OS 0 X SP’

where,

CR0 = the conversion rate in effect on the date such tender offer expires

CR’ = the conversion rate in effect on the day next succeeding the date such tender offer expires

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid for shares purchased in such tender offer

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender offer expires

OS’ = the number of shares of our common stock outstanding immediately after the date such tender offer expires

SP’ = the average sale price of our common stock for the ten days commencing on the trading day next succeeding the date such tender offer expires

If however, the application of the foregoing formula would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

With respect to any existing or future rights plan, upon conversion of the notes into our common stock you will receive, in addition to the common stock, the rights under the future stockholder rights plan whether or not the rights have separated from the common stock at the time of conversion and no adjustment to the conversion rate shall be made in accordance with clause (3) above.

Except as stated herein, we will not adjust the conversion rate for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

In the event of:

• any reclassification of our common stock, or

• a consolidation, merger or combination involving us, or

• a sale or conveyance to another person of our property and assets as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled thereafter to convert their notes into the same type of consideration received by common stock holders immediately prior to one of these types of events.

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We are required to give at least 15 days prior notice of any increase in the conversion rate. We may also, but are not required to, increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase common stock in connection with a dividend or distribution of stock or rights to acquire stock, or similar event.

Holders of the notes may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment to the conversion rate. See “Certain United States federal income tax considerations—Tax consequences to United States holders—Constructive distributions.”

Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Repurchase of the notes at the option of holders upon a fundamental change

If a fundamental change occurs at any time, you will have the right, at your option, to require us to repurchase all or any portion of your notes that is equal to $1,000 or an integral multiple of $1,000 on a repurchase date that is no earlier than 25 days and no later than 35 days after the date of our notice of the fundamental change.

The price we are required to pay is equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest to but excluding the fundamental change repurchase date. If the repurchase date is an interest payment date, we will pay interest on the interest payment date to the record holder on the relevant record date. Otherwise, we will pay accrued and unpaid interest to the same holder that receives the principal amount to be repurchased.

A “fundamental change” will be deemed to have occurred upon a change of control event or a termination of trading, as defined below.

A “change of control event” is any transaction or event, whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization, sale of all or substantially all of our consolidated assets or otherwise, in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not all or substantially all shares of common stock or American Depositary Shares that:

• are listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange, or

• are approved, or immediately after the transaction or event will be approved, for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

A “termination of trading” will be deemed to have occurred if our common stock or other common stock into which the notes are convertible is neither listed for trading on a United States national securities exchange nor approved for listing on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices, and no American Depositary Shares or similar instruments for such common stock are so listed or approved for listing in the United States.

However, notwithstanding the foregoing, a holder will not have the right to require us to repurchase its notes if the sale price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the fundamental change or the public announcement of the fundamental change equals or exceeds 110% of the conversion price of the notes in effect on each of those five trading days.

On or before the 15th day after we know or reasonably should know a fundamental change has occurred, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

• the fundamental change repurchase date; and

• the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or publish the information on our website or through such other public medium as we may use at that time.

If you elect to exercise your right to cause us to repurchase all or any portion of your notes, you must deliver to us or our designated agent, on or before the business day preceding the fundamental change repurchase date, subject to extension to comply with applicable law, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of fundamental change repurchase notice” on the reverse side of the notes duly completed, to the paying agent. Your repurchase notice must state:

• if certificated, the certificate numbers of your notes to be delivered for repurchase, or if not certificated, your notice must comply with appropriate DTC procedures;

• the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

• that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any repurchase notice, in whole or in part, by a written notice of withdrawal delivered to us or our agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

• the principal amount of the withdrawn notes;

• if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

• the principal amount, if any, which remains subject to the repurchase notice.

If a fundamental change results from a change of control event, as described below, instead of paying the repurchase price in cash we may elect to pay all or a portion of the repurchase price in shares of our common stock, or, in the case of a merger in which we are not the surviving corporation, common stock or American Depositary Shares of the surviving corporation or its direct or indirect parent corporation or a combination of the applicable securities and cash, at our option. The number of shares of the applicable common stock or securities a holder will receive will equal the relevant amount of the repurchase price divided by 97% of the average sale prices of the applicable common stock or securities for the five trading days immediately preceding the second business day immediately preceding the fundamental change repurchase date. However, we may not pay any portion of the repurchase price in the applicable common stock or securities or a combination of the applicable common stock or securities and cash, unless we satisfy certain conditions prior to the repurchase date as provided in the indenture, including:

• registration of the shares of the applicable common stock or securities to be issued upon repurchase under the Securities Act and the Exchange Act, if required;

• qualification of the shares of the applicable common stock or securities to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

• listing of the applicable common stock or securities on a U.S. national securities exchange or quotation thereof on an inter-dealer quotation system of any registered U.S. national securities association.

If the paying agent holds money and/or applicable stock sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then:

• the notes will cease to be outstanding (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

• all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price upon delivery or transfer of the notes).

We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of a fundamental change.

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified events and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

No notes may be repurchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change repurchase price of the notes.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale or lease of substantially all of our properties and assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our properties and assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price in cash. See “Risk Factors” under the caption “We may be unable to repay or repurchase the notes if we are required to do so under the terms of the indenture.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, merger and sale of assets

The indenture provides that we may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (1) the resulting, surviving or transferee person other than us is a person either (a) organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, or (b) organized under the laws of a jurisdiction outside of the United States and has common stock traded on a national securities exchange in the United States and a worldwide total market capitalization of its equity securities before giving effect to the consolidation or merger of at least U.S. $2 billion, and in either case such entity other than us expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (2) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to us, and may exercise every right and power of ours, under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change, as defined above, permitting each holder to require us to repurchase the notes of such holder as described above.

Events of default

Each of the following is an event of default:

• default in the payment of interest on any note when due and payable and the default continues for a period of 30 days;

• default in the payment of principal of any note when due and payable at its maturity, upon redemption, upon repurchase, including upon a fundamental change, or otherwise;

• failure by us to comply with any of our other agreements contained in the notes or indenture for 60 days after written notice of such non-compliance has been received from the trustee or the holders of at least 25% in principal amount of the notes then outstanding;

• default for 10 days in the performance of our conversion obligation upon exercise of a holder’s conversion rights;

• default by us or our subsidiaries in the payment of the principal or interest on any loan agreement or other instrument under which there may be outstanding, or by which there may be evidenced any, debt for money borrowed in excess of $10.0 million in the aggregate of ours and such subsidiaries, other than indebtedness for borrowed money secured only by the real property to which the indebtedness relates and which is non-recourse to us or to such material subsidiaries, whether such debt now exists or shall hereafter be created, resulting in such debt becoming or being declared due and payable prior to its stated maturity, and such acceleration shall not have been rescinded or annulled within 30 days after written notice has been received by us or such subsidiary from the trustee or by the trustee, us and such subsidiary by the holders of at least 25% in principal amount of the notes then outstanding;

• our failure to give you notice of your right to require us to repurchase your notes upon a fundamental change; or

• certain events involving our bankruptcy, insolvency, or reorganization, which we refer to as the bankruptcy provisions.

If an event of default occurs and is continuing, the trustee by notice to us may, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee may request, and the trustee upon such request shall, declare 100% of the principal of and accrued and unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. Notwithstanding the previous sentence, in the case of an event of default arising under the bankruptcy provisions, all outstanding notes will become due and payable without further action or notice. The holders of a majority in principal amount of the outstanding notes may waive all past defaults, except with respect to nonpayment of principal or interest and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

• such holder has previously given the trustee notice that an event of default is continuing;

• holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

• such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

• the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

• the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that if an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 60 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee an annual certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or propose to take in respect thereof.

Modification and amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of an outstanding note affected, no amendment may, among other things:

• reduce the rate of or extend the stated time for payment of interest on any note;

• reduce the principal amount of or change the maturity of the principal of any note;

• make any change that impairs or adversely affects the conversion rights of any note;

• reduce the redemption price or fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

• modify the provisions with respect to the repurchase right of holders upon a fundamental change in a manner adverse to holders;

• modify the provisions of the indenture in a manner that adversely affects the interests of the holders of the notes in any material respect;

• make any principal or interest on the note payable in money other than that stated in the note or other than in accordance with the provisions of the indenture;

• impair the right of any holder to receive payment of principal of or interest on such holder’s notes on or after the due dates therefor or impair the right of any holder to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

• reduce the quorum or voting requirements under the indenture;

• change the ranking of the notes in a manner adverse to the holders of the notes;

• make any change in the amendment provisions which require each holder’s consent or in the waiver provisions; or

• reduce the percentage of notes required for consent to any modification of the indenture.

We and the trustee may modify or amend the indenture and the notes without the consent of any holder in order to, among other things:

• provide for our successor pursuant to a consolidation, merger or sale of assets;

• add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us by the indenture;

• provide for a successor trustee with respect to the notes;

• cure any ambiguity or correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision;

• add any additional events of default with respect to the notes;

• secure the notes;

• increase the conversion rate, provided that the increase is in accordance with the terms of the indenture or will not adversely affect the interests of the holders of the notes;

• supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the discharge of the notes, provided that such change or modification does not adversely affect the interests of the holders of the notes;

• make any changes or modifications necessary in connection with the registration of the notes under the Securities Act as contemplated in the registration rights agreement, provided that such change or modification does not adversely affect the interests of the holders of the notes; or

• add or modify any other provisions with respect to matters or questions arising under the indenture which we and the trustee may deem necessary and desirable and which will not adversely affect the interests of the holders of notes.

Further issues

We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue additional debt securities having the same terms as and ranking equally and ratably with the notes in all respects, so that such additional debt securities shall be consolidated and form a single series with, and shall have the same terms as to status, redemption or otherwise as, the notes.

Form, denomination and registration

The notes will be issued:

• in fully registered form; and

• in denominations of $1,000 principal amount and integral multiples of $1,000.

Global notes, book-entry form

Except as provided below, notes will be evidenced by one or more global notes.

We will deposit the global note or notes with DTC and register the notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

You may hold your interests in a note directly through DTC if you are a participant in DTC, or indirectly through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the note to such persons may be limited.

If you are not a participant, you may beneficially own interests in a note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”).

So long as Cede & Co., as the nominee of DTC, is the registered owner of a note, Cede & Co. for all purposes will be considered the sole holder of such note. Except as provided below, owners of beneficial interests in a note will:

• not be entitled to have certificates registered in their names;

• not receive physical delivery of certificates in definitive registered form; and

• not be considered holders of the note.

We will pay the redemption or repurchase price of a note to Cede & Co., as the registered owner of the note, by wire transfer of immediately available funds on the dates such payments are due. Neither we, the trustee nor any paying agent will be responsible or liable:

• for the records relating to, or payments made on account of, beneficial ownership interests in a note; or

• for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We have been informed that DTC’s practice is to credit participants’ accounts on a payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the note are credited, and only in respect of the principal amount of the notes represented by the note as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

• a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

• a “clearing corporation” within the meaning of the Uniform Commercial Code; and

• a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for notes.

Trustee

The Bank of New York is the initial trustee, security registrar, paying agent and conversion agent.

Governing law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain United States federal income tax considerations

The following discussion describes the material United States federal income tax consequences of the ownership and disposition of the notes and of our common stock into which the notes may be converted. This discussion applies only to holders that:

• are initial holders who purchase the notes at the “issue price” (as defined below); and

• hold the notes and our common stock as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;

• insurance companies;

• dealers and certain traders in securities or foreign currencies;

• persons holding the notes or our common stock as part of a “straddle,” “hedge,” “conversion” or similar transaction;

• United States Holders, as defined below, whose functional currency is not the U.S. dollar;

• certain former citizens or residents of the United States;

• partnerships or other entities classified as partnerships for United States federal income tax purposes; and

• persons subject to the alternative minimum tax.

In addition, this discussion does not discuss the effect of the United States federal estate and gift tax laws on United States holders or the effect of any applicable non-United States, state, or local laws. This summary is based on the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. Persons considering the purchase of the notes are urged to consult their tax advisers with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax consequences to United States holders

As used herein, the term “United States holder” means a beneficial owner of a note or our common stock that is for United States federal income tax purposes:

• an individual who is a citizen or resident of the United States;

• a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

• an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Possibility of original issue discount

It is expected that the notes will be issued without original issue discount for United States federal income tax purposes. If, however, the “stated redemption price at maturity” of the notes (generally, the sum of all payments required under the notes other than payments of stated interest) exceeds their issue price by more than a de minimis amount, a United States holder will be required to include such excess in income as original issue discount as it accrues in accordance with a constant-yield method based on a compounding of interest. Accordingly, a United States holder would have to include amounts in income prior to the receipt of cash payments, if any, associated with such income. The issue price of the notes is the first price at which a substantial amount of the notes is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers. The remainder of this discussion assumes that the notes will be issued without original issue discount for United States federal income tax purposes.

Taxation of interest

Interest paid on the notes will be included in the income of a United States holder as ordinary income at the time it is received or accrued, in accordance with the holder’s regular method of tax accounting.

Contingent payments

If the amount or timing of any payments on a note is contingent, the note could be subject to special rules that apply to contingent payment debt instruments. These rules generally require a holder to accrue interest income at a rate higher than the stated interest rate on the note and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange, repurchase or retirement of the note.

In certain circumstances, we may pay the repurchase price of the notes in our common stock or a combination of cash and our common stock, as described under “Description of notes—Repurchase of the notes at the option of holders upon a fundamental change”, in which case holders of the notes will be entitled to receive a premium. Notwithstanding the possibility of such contingent payments, under applicable Treasury Regulations, payments on a note that are subject to either a remote or incidental contingency may be ignored. We believe that the prospect of the foregoing payments being made should be considered a remote and/or incidental contingency so that the payments should be ignored.

Therefore, for purposes of filing tax or information returns with the Internal Revenue Service, we will not treat the notes as contingent payment debt instruments. Our determination that the notes are not contingent payment debt instruments is binding on each holder unless the holder explicitly discloses in the manner required by applicable Treasury Regulations that its determination is different from ours. Our determination is not, however, binding on the Internal Revenue Service. This discussion assumes that the notes are not subject to the contingent payment debt instrument rules.

Conversion of notes into common stock

A United States holder’s conversion of a note into our common stock generally will not be a taxable event, except that the receipt of cash in lieu of a fractional share of our common stock will result in capital gain or loss measured by the difference between the cash received in lieu of the fractional share and the United States holder’s tax basis attributable to the fractional share.

A United States holder’s tax basis in our common stock received upon a conversion of a note will be the same as the United States holder’s tax basis in the note at the time of the conversion, reduced by any basis attributable to a fractional share. The United States holder’s holding period for the common stock received will include the holding period of the note converted.

Sale, exchange, repurchase or retirement of notes

Upon a sale, exchange, repurchase or retirement of a note, other than a conversion into our common stock, a United States holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, repurchase or retirement and such United States holder’s adjusted tax basis in the note. The amount realized will not include any amount attributable to accrued interest that the holder has not previously included in its taxable income, which amount will be recognized as ordinary income as discussed above under “Tax consequences to United States holders—Taxation of interest”. A United States holder’s adjusted tax basis in a note will generally be equal to the holder’s purchase price for the note increased by the amount of any accrued but unpaid interest previously included in the holder’s taxable income.

Gain or loss recognized on the sale, exchange, repurchase or retirement of a note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, repurchase or retirement the note has been held for more than one year. The deductibility of capital losses is subject to limitations.

In certain circumstances, we may repurchase the notes for our common stock or a combination of our common stock and cash, as described under “Description of notes—Repurchase of the notes at the option of holders upon a fundamental change”. Although in many circumstances a repurchase of the notes for our common stock would be treated in a manner similar to a conversion of the notes into our common stock, as described above, the tax consequences of such a repurchase will depend on a variety of circumstances at the time of the repurchase and, thus, cannot currently be predicted with any certainty.

Constructive distributions

If at any time we increase the conversion rate of the notes, either at our discretion or pursuant to the anti-dilution provisions of the indenture, the increase may be deemed to be the payment of a taxable dividend to the United States holders of the notes. An increase in the conversion rate in the event of a cash dividend to our stockholders generally will result in a deemed distribution to the United States holders of the notes, but generally a reasonable increase in the conversion rate in the event of stock dividends or distributions of rights to our stockholders to subscribe for our common stock will not result in a deemed distribution to the United States holders of the notes. In certain circumstances, the failure to adjust the conversion rate may also result in a deemed distribution to the holders of our common stock.

Taxation of distributions on common stock

Distributions, if any, paid on our common stock after a conversion, other than certain pro rata distributions of common shares, will be treated as dividends to the extent paid out of current or accumulated earnings and profits, as determined under United States federal income tax principles, and will be includible in income by the United States holder. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the United States holder’s investment, up to the United States holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain. Under recently enacted legislation, effective for tax years through 2008, dividends received by noncorporate United States holders on common stock may be subject to United States federal income tax at lower rates than other types of income if certain holding period requirements and other conditions are met. United States holders should consult their own tax advisers regarding the implications of this new legislation in their particular circumstances.

Sale or other disposition of common stock

Unless a nonrecognition provision applies, gain or loss realized by a United States holder on the sale or other disposition of our common stock received upon conversion of a note will be recognized as capital gain or loss for United States federal income tax purposes, and will be long-term capital gain or loss if the United States holder held the common stock for more than one year. The amount of the United States holder’s gain or loss will be equal to the difference between the United States holder’s tax basis in the common stock disposed of and the amount realized on the disposition.

Tax consequences to non-United States holders

As used herein, the term “non-United States holder” means a beneficial owner of a note or our common stock that is not a United States holder, as defined above.

Taxation of interest

Subject to the discussion below regarding backup withholding, interest income on the notes paid to a non-United States holder will be exempt from United States federal income and withholding tax, provided that:

• the non-United States holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving certain types of interest,

• the certification requirement described below has been fulfilled with respect to the non-United States holder, and

• such interest is not effectively connected with the conduct by such non-United States holder of a trade or business in the United States.

The certification requirement referred to above will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a U.S. person and provides its name and address.

Interest income on the notes that is not exempt from United States federal income and withholding tax generally will be subject to United States withholding tax at a 30% rate, subject to reduction by an applicable treaty, unless such income is effectively connected income as described below in “Tax consequences to non-United States holders—Effectively connected income”.

Conversion of notes into common stock

Non-United States holders generally will not be subject to United States federal income and withholding tax on the conversion of a note into shares of our common stock. However, any gain recognized by a non-United States holder on the conversion of a note into our common stock due to the receipt of cash in lieu of a fractional share will be subject to the rules described below regarding the sale, exchange or other disposition of a note.

Sale, exchange or other disposition of notes or common stock

Subject to the discussion below regarding backup withholding, a non-United States holder generally will not be subject to United States federal income and withholding tax on gain realized on a sale,

exchange or other disposition (other than a conversion into our common stock, which is described above) of the notes or of our common stock, unless:

• the gain is effectively connected with the conduct by such non-United States holder of a trade or business in the United States,

• in the case of a non-United States holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the sale, exchange or disposition and certain other conditions are met, or

• we are or have been a U.S. real property holding corporation at any time within the shorter of the five year period preceding such sale, exchange or disposition and the period the non-United States holder held the notes or our common stock. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation for United States federal income tax purposes.

Any gain realized on a sale, exchange or other disposition of the notes taxed as interest income will be subject to the rules described above regarding taxation of interest.

Distributions on notes and common stock

If a non-United States holder of a note is deemed to have received a constructive dividend (see “Tax consequences to United States holders—Constructive distributions” above), the non-United States holder generally will be subject to United States withholding tax at a 30% rate, subject to reduction by an applicable treaty, on the taxable amount of the dividend unless such income is effectively connected income as described below in “Tax consequences to non-United States holders—Effectively connected income”. In addition, dividends paid to a non-United States holder of our common stock generally will be subject to United States withholding tax at a 30% rate, subject to reduction under an applicable treaty, unless such income is effectively connected income as described below in “Tax consequences to non-United States holders—Effectively connected income”. In order to obtain a reduced rate of withholding, a non-United States holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty. A non-United States holder who is subject to withholding tax under such circumstances should consult his own tax adviser as to whether he can obtain a refund for all or a portion of the withholding tax.

Effectively connected income

If a non-United States holder of a note or of our common stock is engaged in a trade or business in the United States, and if interest on the note, gain realized on a sale, exchange or other disposition of the note or of our common stock, or a dividend on the note or on our common stock, is effectively connected with the conduct of the trade or business, the non-United States holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a United States holder (see “Tax consequences to United States holders” above), except that the non-United States holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. If the non-United States holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain would generally be subject to United States federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States. These non-United States holders should consult their own tax advisers with respect to other tax consequences of the ownership of the notes or of our common stock, including the possible imposition of a 30% branch profits tax.

Backup withholding and information reporting

Information returns may be filed with the Internal Revenue Service in connection with payments on the notes and the common stock and the proceeds from a sale or other disposition of the notes or the common stock. A United States holder may be subject to United States backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A non-United States holder may be subject to United States backup withholding tax on these payments unless the non-United States holder complies with certification procedures to establish that it is not a United States person. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Underwriting

J.P. Morgan Securities Inc. is acting as representative of the underwriters in the offering. Subject to the terms and conditions in the underwriting agreement between us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Name	Principal amount

J.P. Morgan Securities Inc.	$54,000,000
SG Cowen & Co., LLC	18,000,000
Pacific Growth Equities, LLC	13,500,000
RBC Capital Markets Corporation	4,500,000

Total	$90,000,000

The underwriting agreement provides that the obligation of the underwriters to purchase the notes is subject to conditions customary for offerings of this type. The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from us, are several and not joint. Subject to the terms and conditions of the underwriting agreement, the underwriters are obligated to purchase all the notes, if they purchase any of the notes.

We have granted to the underwriters an overallotment option to purchase, within 30 days from the date of this prospectus supplement, up to an additional $10 million aggregate principal amount of the notes at the public offering price, less the underwriters’ discount and commissions plus accrued interest to the purchase date. To the extent the option is exercised, each underwriter must purchase an aggregate principal amount of notes approximately proportionate to that underwriter’s initial purchase commitment.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

We and our executive officers and directors who own shares of our common stock have agreed that, for a period of 90 days from the date of the underwriting agreement, and Warburg Pincus Equity Partners, L.P., one of our stockholders, has agreed that, for a period of 30 days from the date of the underwriting agreement, neither we nor they will, without the prior consent of J.P. Morgan Securities Inc., (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock, options or warrants to acquire shares of common stock, or securities convertible into or exercisable or exchangeable for common stock currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act), (2) enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock or (3) file with the SEC a registration statement under the Securities Act relating to our common stock or securities convertible into our common stock, or publicly disclose the intention to effect any transaction described in clause (1), (2) or (3), whether any such transaction described in clause (1) or (2) is to be settled by delivery of shares of our common stock of such other securities, in cash or otherwise. In addition, our executive officers and directors who own shares of our Common Stock and Warburg Pincus Equity Partners, L.P. have agreed that, without the prior written consent of J.P. Morgan Securities Inc., they will not, during the applicable period, make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for common stock. However, the foregoing restrictions shall not apply to (A) the sale of the notes pursuant to this prospectus supplement or the issuance of our common stock upon conversion of the notes, (B) grants by us of our common stock or common stock options in the ordinary course of business pursuant to any stock option, stock purchase, stock bonus or other stock plan or employee benefit plan or dividend reinvestment plan existing as of the date hereof, or rights pursuant to our stockholder rights plan, (C) transfers or sales of common stock by our executive officers and directors under pre-existing plans adopted pursuant to Rule 10b5-1 of the Exchange Act, (D) transfers of common stock by gift, will or intestacy, provided that in the event of a transfer pursuant to clause (D), the transferee will enter into a lock-up agreement substantially in the form entered into by the transferor director or officer, and (E) the issuance by us of common stock or securities convertible into or exercisable or exchangeable for common stock as consideration for mergers, acquisitions, other business combinations, or strategic alliances, occurring after the date hereof, provided that each recipient of our securities pursuant to this clause (E) agrees in writing that all such securities will remain subject to restrictions substantially similar to the restrictions on us contained in this paragraph for the balance of the 90-day lock-up period. J.P. Morgan Securities Inc., in its sole discretion, may release any of the securities subject to this lockup agreement at any time without notice.

In the underwriting agreement we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

One or more of the underwriters may facilitate the marketing of this offering online directly or through one of its affiliates. In those cases, prospective investors may view offering terms and a prospectus supplement online and, depending upon the particular underwriters, place orders online or through their financial advisor.

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in the notes and shares of our common stock. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes or shares of our common stock in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes or shares of our common stock in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes or our common stock to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

The following table shows the per note and total underwriting discount and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ overallotment option to purchase up to an additional $10 million aggregate principal amount of notes:

	No Exercise	Full Exercise

Per note	$30.00	$30.00
Total	2,700,000	3,000,000

We estimate that our total expenses attributable to this offering will be approximately $300,000, excluding underwriting discount and commissions.

In the ordinary course of the underwriters’ respective businesses, the underwriters and their affiliates may, from time to time, perform various financial advisory, investment banking and commercial banking services for us and our affiliates, for which they will receive customary compensation.

Legal matters

The validity of the securities offered hereby will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the underwriters by Shearman & Sterling LLP, Washington, D.C.

PROSPECTUS
$500,000,000
Transkaryotic Therapies, Inc.

Common Stock

Preferred Stock
Debt Securities
Warrants

     We may from time to time issue up to $500,000,000 aggregate principal amount of common stock, preferred stock, debt securities and warrants. We will specify in the accompanying prospectus supplement the terms of the securities. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement.

Investing in our securities involves risks. See “Risk Factors” on page 2.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

Prospectus dated December 21, 2000.

i

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering.

TRANSKARYOTIC THERAPIES, INC.

      We are a biopharmaceutical company engaged in the development and commercialization of products based on our three proprietary development platforms: Gene-Activated-TM-proteins, Niche Protein-TM-products, and Gene Therapy.

      We were incorporated in Delaware in 1988. Our principal executive offices are located at 195 Albany Street, Cambridge, Massachusetts 02139, and our telephone number is (617) 349-0200. Our web site is located at www.tktx.com. We have not incorporated by reference into this prospectus the information on our web site and you should not consider it to be a part of this document. Our web site address is included in this document as an inactive textual reference only. The Transkaryotic Therapies name and logo and the names of products offered by us are trademarks or registered trademarks of Transkaryotic Therapies. Unless the context otherwise requires, the terms “Transkaryotic Therapies,” “we,” “us” and “our” refer to Transkaryotic Therapies, Inc. and its subsidiaries.

RISK FACTORS

      Investing in our securities involves risk. Please see the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 1999 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

      This prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. For this purpose, any statements contained in this prospectus or incorporated by reference in this prospectus that are not statements of historical fact may be deemed to be forward-looking statements. We may, in some cases, use words such as “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “will,” “could” or “may” or other words that convey uncertainty of future events or outcomes to identify forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from the results anticipated by these forward-looking statements, including, without limitation, whether any of our Gene-Activated protein, Niche Protein product, or Gene Therapy product candidates will advance in the clinical trial process, the timing of such clinical trials, whether the clinical trial results will warrant continued product development, the timing of making required regulatory filings such as Investigational New Drug applications and BLAs, whether our products will receive approval from the FDA or equivalent foreign regulatory agencies, and, if such products receive approval, whether they will be successfully distributed and marketed; the results of litigation in which we are involved or may become involved; competition; our dependence on third parties, including, without limitation, collaborators, manufacturers and distributors; and other risks set forth under “Risk Factors.” These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus. You should read these factors and the other cautionary statements made in this prospectus and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this prospectus and in the documents incorporated by reference.

RATIO OF EARNINGS TO FIXED CHARGES

      Our consolidated ratio of earnings to fixed charges and our deficiency of earnings to fixed charges for the periods indicated is as follows:

						Nine Months Ended
	Year Ended December 31,					September 30,

	1995	1996	1997	1998	1999	1999	2000

	(Dollars in thousands)
Ratio of earnings to fixed charges	7.9	—	—	—	—	—	—

Deficiency of earnings to fixed charges	—	$(11,972)	$(12,871)	$(19,965)	$(44,866)	$(35,021)	$(33,606)

      We have computed the ratio of earnings to fixed charges shown above by dividing income from operations before income taxes and fixed charges, by fixed charges. Fixed charges consist of interest on all indebtedness and a percentage of rental expense of operating leases that represents interest.

USE OF PROCEEDS

      Unless we otherwise indicate in the applicable prospectus supplement, we currently intend to use the net proceeds from the sale of the securities for working capital and other general corporate purposes, including:

•	to finance our growth;

•	to develop our products, including conducting basic research, preclinical testing and human clinical trials;

•	for capital expenditures made in the ordinary course of business, including facilities expansion; and

•	for acquisitions of businesses, products and technologies that complement or expand our business.

      We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering.

THE SECURITIES WE MAY OFFER

      The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

      We may sell from time to time, in one or more offerings:

•	common stock;

•	preferred stock;

•	debt securities; and

•	warrants to purchase any of the securities listed above.

      In this prospectus, we will refer to the common stock, preferred stock, debt securities and warrants collectively as “securities.” The total dollar amount of all securities that we may issue will not exceed $500,000,000.

      If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.

      This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

      The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. For the complete terms of our common stock and preferred stock, please refer to our charter and by-laws, which are incorporated by reference into the registration statement which includes this prospectus. The General Corporation Law of Delaware may also affect the terms of these securities. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any series of these securities in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any common stock or preferred stock we offer under that prospectus supplement may differ from the terms we describe below.

      Under our charter, our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share, of which 10,000 shares have been designated as series A convertible preferred stock. As of September 30, 2000, we had 22,692,843 shares of common stock outstanding and 10,000 shares of series A preferred stock outstanding. All outstanding shares of common stock and series A preferred stock are duly authorized, validly issued, fully paid and non-assessable.

Common Stock

      Voting. For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in his or her name on our books. Our common stock does not have cumulative voting rights. As a result, subject to the voting rights of any outstanding preferred stock, persons who hold more than 50% of the outstanding common stock entitled to elect members of our board of directors can elect all of the directors who are up for election in a particular year.

      Dividends. If our board of directors declares a dividend, holders of common stock will receive payments from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is outstanding.

      Liquidation and Dissolution. If we are liquidated or dissolve, the holders of our common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock, if any is outstanding.

      Other Rights and Restrictions. Holders of our common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. The rights, preferences and privileges of common stockholders are subject to the rights of the holders of any outstanding series of preferred stock. Our charter and by-laws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock. When we issue shares of common stock under this prospectus, the shares will be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

      Listing. Our common stock is listed on the Nasdaq National Market.

      Transfer Agent and Registrar. The transfer agent and registrar for our common stock is EquiServe LLP.

Preferred Stock

      General. Our charter authorizes our board of directors to issue preferred stock in one or more series and to determine the voting rights and dividend rights, dividend rates, liquidation preferences, conversion rights, redemption rights, including sinking fund provisions and redemption prices, and other terms and rights of each series of preferred stock. We will fix the rights, preferences, privileges and restrictions of the preferred stock of each series in the certificate of designation relating to that series. We will incorporate by reference as an exhibit to the registration statement which includes this prospectus the form of any certificate of designation which describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date, and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights, if any, of the preferred stock;

•	preemption rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

      When we issue shares of preferred stock under this prospectus, the shares, when issued, will be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

      Voting Rights. The General Corporation Law of Delaware provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

      Other. The preferred stock could have other rights, including economic rights senior to our common stock, so that the issuance of the preferred stock could adversely affect the market value of our common stock. The issuance of the preferred stock may also have the effect of delaying, deferring or preventing a change in control of us without any action by the stockholders.

Certain Effects of Authorized but Unissued Stock

      We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, facilitate corporate acquisitions or payable as a dividend on the capital stock.

      The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Series A Preferred Stock

      The following description is a summary of the material terms of our series A preferred stock. It does not restate all of the terms. We urge you to read our charter because it, and not this description, defines the rights of holders of series A preferred stock. A copy of our charter is an exhibit to the registration statement which includes this prospectus. This summary of our series A preferred stock is not complete and is qualified by reference to our charter.

      Voting. Each share of series A preferred stock entitles its holder to the number of votes equal to the number of shares of common stock into which the share of series A preferred stock could then be converted. Except as provided below, the holders of series A preferred stock vote together with the holders of our common stock as a single class.

      For so long as at least 9,000 shares of series A preferred stock remain outstanding, the holders of series A preferred stock will have the right, voting separately as a class, to elect one member to our board of directors. Any director elected by the holders of series A preferred stock may be removed with or without cause only by the holders of the series A preferred stock. Any vacancy in the series A preferred stock board seat may be filled only by the holders of the series A preferred stock. On June 15, 2000, our board of directors appointed Jonathan S. Leff as the director representing the series A preferred stock holders.

      Without the vote of at least a majority of the outstanding shares of series A preferred stock, we may not authorize any additional shares of series A preferred stock or amend, alter or repeal any provisions in our charter if the change would adversely affect the series A preferred stock. For purposes of this right, our authorization or issuance of any series of preferred stock with rights ranking senior to the rights of the series A preferred stock would be deemed to adversely affect the series A preferred stock.

      Dividends. The holders of series A preferred stock are entitled to receive dividends equal to those declared on our common stock in an amount equal to what the holders of series A preferred stock would have received had they converted their shares of series A preferred stock into common stock immediately prior to the record date for the dividend.

      Liquidation. If we liquidate, dissolve or wind up, then we must pay the holders of outstanding shares of series A preferred stock, before we make any payment to the holders of shares of stock ranking junior to the series A preferred stock, an amount equal to $10,000 per share, plus any declared but unpaid dividends. For purposes of this liquidation preference, neither the consolidation, merger or other business combination of us with another entity nor the sale, conveyance, mortgage, pledge or lease of all or any of our property, assets or business will be treated as a liquidation, dissolution or winding up of our company.

      Conversion. Each share of series A preferred stock is convertible at the option of the holder at any time into the number of shares of common stock as is determined by dividing $10,000 by the conversion price. The current conversion price is $28.00. Thus, as of September 30, 2000, the outstanding shares of series A preferred stock were convertible, in the aggregate, into approximately 3,571,428 shares of our common stock. The conversion price is subject to adjustment upon the occurrence of specified future events, which are more fully described in our charter, and which include stock splits and combinations, stock dividends and liquidating dividends. In addition, upon any capital reorganization or reclassification of our capital stock, or any consolidation or merger in which the holders of our capital stock will hold at least 51% of the surviving person after giving effect to the consolidation or merger, in which the holders of common stock are entitled to receive stock, securities, cash or other property with respect to or in exchange for their common stock, the holders of series A preferred stock will be entitled to receive upon conversion of their series A preferred stock the stock, securities, cash or other property as would have been received had the series A preferred stock been converted into common stock at the current conversion price immediately prior to the reorganization, reclassification, consolidation or merger.

      Merger, Consolidation, Sale of Assets, etc. If we are a party to any merger or consolidation in which the holders of our capital stock will not hold at least 51% of the surviving person after giving effect to the consolidation or merger, or any sale of all or substantially all of our assets, the holders of series A preferred stock will be entitled to receive the stock, securities, cash or other property payable to holders of common stock as if the holders of series A preferred stock had converted the series A preferred stock into common stock immediately prior to the effective date of the consolidation, merger or sale.

      Redemption. Beginning on December 15, 2000, at any time we may redeem all, but not less than all, outstanding shares of series A preferred stock for $10,000 per share, plus any declared but unpaid dividends, if the average closing price per share of our common stock for any 20 consecutive trading days ending within 20 business days of the date on which we give notice of our intent to redeem shall have been at least $35.00, subject to adjustment for any stock split or combination or stock dividend or distribution. In addition, at any time we may redeem the shares of series A preferred stock with the consent of the holders of at least two-thirds of the outstanding shares of series A preferred stock.

Delaware Law and Charter and By-Law Provisions

      Business Combinations. We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

      Limitation of Liability; Indemnification. Our charter contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The limitation of liability described above does not alter the liability of our directors and officers under federal securities laws.

Furthermore, our charter contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. These provisions do not limit or eliminate our right or the right of any stockholder of ours to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his duty of care to us. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

      Stockholder Action; Special Meeting of Stockholders. Our charter also provides that any action required or permitted to be taken by our stockholders may be taken only at a duly called annual or special meeting of stockholders. In addition, our charter provides that special meetings of stockholders may be called only by the board of directors, our chief executive officer or upon the request of the holders of a majority of our voting securities. The affirmative vote of the holders of at least 66 2/3% of our outstanding voting securities is required to amend either of the provisions discussed in the two preceding sentences. These provisions could have the effect of delaying until the next stockholders’ meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities and do have the effect of limiting holders of less than a majority of our voting securities from calling a special meeting of stockholders.

      Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our by-laws provide that nominations for election to our board of directors may be made either by our board of directors or by a stockholder who complies with specified notice provisions. Our by-laws contain similar advance notice provisions for stockholder proposals for action at stockholder meetings. These provisions prevent stockholders from making nominations for directors and stockholder proposals from the floor at any stockholder meeting and require any stockholder making a nomination or proposal to submit the name of the nominees for board seats or the stockholder proposal, together with specified information about the nominee or any stockholder proposal, prior to the meeting at which directors are to be elected or action is to be taken. These provisions ensure that stockholders have adequate time to consider nominations and proposals before action is required, and they may also have the effect of delaying stockholder action. Our by-laws require the affirmative vote of the holders of at least 75% of our outstanding voting securities to amend or repeal these provisions.

DESCRIPTION OF DEBT SECURITIES

      The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

      We will issue the senior notes under the senior indenture which we will enter into with a trustee to be named in the senior indenture. We will issue the subordinated notes under the subordinated indenture which we will enter into with a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term “trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

      The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

      We conduct some of our operations through our subsidiaries. Our rights and the rights of our creditors, including holders of debt securities, to the assets of any subsidiary of ours upon that subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. Our subsidiaries’ creditors would include trade creditors, debt holders, secured creditors and taxing authorities. Except as we may provide in a prospectus supplement, neither the debt securities nor the indentures restrict us or any of our subsidiaries from incurring indebtedness.

General

      We will describe in the applicable prospectus supplement the following terms relating to a series of notes:

•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of notes in global form, the terms and who the depository will be;

•	the maturity date;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the notes will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of notes;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion on any material or special United States federal income tax considerations applicable to the notes;

•	the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or Exchange Rights

      We will set forth in the applicable prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of notes receive would be subject to adjustment.

Consolidation, Merger or Sale

      The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

Events of Default Under the Indenture

      The following are events of default under the indentures with respect to any series of notes that we may issue:

•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur to us.

      If an event of default with respect to notes of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

      The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

      Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

      A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee; and

•	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.

      These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.

      We will periodically file statements with the trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

      We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of notes of any series.

      In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any notes; or

•	reducing the minimum percentage of notes, the holders of which are required to consent to any amendment.

Discharge

      Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

      In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

      We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

      At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

      Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will not require any payment for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

      We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

      If we elect to redeem the notes of any series, we will not be required to:

•	issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

Information Concerning the Trustee

      The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

      Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

      We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the trustee in The City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

      All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

      The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Notes

      The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

      The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

General

      We may issue warrants for the purchase of common stock, preferred stock or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and debt securities, and the warrants may be attached to or separate from these securities.

      We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We will enter into the warrant agreement with a warrant agent. Each warrant agent will be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

      We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

      Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

      Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. eastern standard time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

      Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

      Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

      Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

LEGAL OWNERSHIP OF SECURITIES

      We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

      We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

      Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

      As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

      We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

      For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

      Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

      For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

      If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

      A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

      Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

      A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “— Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

      If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

      As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

      If securities are issued only in the form of a global security, an investor should be aware of the following:

•	an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under “Legal Ownership of Securities;”

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

      In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

      The global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

      The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

      We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to underwriters for resale to the public or to investors; or

•	directly to investors.

      We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

Agents

      We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

Underwriters

      If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

Direct Sales

      We may also sell securities directly to one or more purchasers without using underwriters or agents.

      Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Trading Markets and Listing of Securities

      Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the Nasdaq National Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

      Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Passive Market Marking

      Any underwriters who are qualified market markers on the Nasdaq National Market may engage in passive market making transactions in the securities on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market markers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market marker must display its bid at a price not in excess of the highest independent bid for the security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid then must be lowered when certain purchase limits are exceeded.

VALIDITY OF SECURITIES

      The validity of the securities offered hereby will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the public reference facilities the SEC maintains at:

Room 1024, Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

      and at the SEC’s Regional Offices located at:

Northwestern Atrium Center
Suite 1400
500 West Madison Street
Chicago, Illinois 60661

      and

Seven World Trade Center
13th Floor
New York, New York 10048

      and you may also obtain copies of these materials by mail from the Public Reference Section of the SEC at:

450 Fifth Street, N.W.
Washington, D.C. 20549

at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

      The SEC also maintains a web site, the address of which is http://www.sec.gov. That site also contains our annual, quarterly and special reports, proxy statements, information statements and other information.

      This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC’s web site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

      We have filed the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 1999;

(2)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

(3)	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

(4)	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000;

(5)	Our Current Report on Form 8-K filed with the SEC on April 28, 2000;

(6)	Our Current Report on Form 8-K filed with the SEC on May 19, 2000;

(7)	Our Current Report on Form 8-K filed with the SEC on June 12, 2000;

(8)	Our Current Report on Form 8-K filed with the SEC on June 16, 2000;

(9)	Our Current Report on Form 8-K filed with the SEC on July 31, 2000;

(10)	Our Current Report on Form 8-K filed with the SEC on November 22, 2000;

(11)	Our Current Report on Form 8-K filed with the SEC on December 12, 2000;

(12)	All our filings pursuant to the Securities Exchange Act after the date of filing the initial registration statement and prior to the effectiveness of the registration statement; and

(13)	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on October 4, 1996, including any amendments or reports filed for the purpose of updating that description.

      You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Transkaryotic Therapies, Inc.
195 Albany Street
Cambridge, Massachusetts 02139
Attention: Corporate Communications
Telephone: (617) 349-0200

      You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement or that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

$90,000,000

Transkaryotic Therapies, Inc.

1.25% Senior Convertible Notes due 2011

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED DECEMBER 21, 2000)

Sole book-running manager	Joint lead manager
JPMorgan	SG Cowen & Co.

Pacific Growth Equities, LLC	RBC Capital Markets

April 28, 2004